Item 6(a)


                                  EXHIBIT 10



                          THIRD AMENDED AND RESTATED
                        CREDIT AND SECURITY AGREEMENT


                                    among


                       THE CHASE MANHATTAN BANK, N.A.,
                  NATIONSBANK, N.A. (CAROLINAS), (Formerly,
                    NationsBank of North Carolina, N.A.),
                                COMERICA BANK


                                  as Lenders

                                    -and-

                          JOHNSTON INDUSTRIES, INC.,
                        SOUTHERN PHENIX TEXTILES, INC.
                         OPP AND MICOLAS MILLS, INC.

                                 as Borrowers

                                    -and-

                        THE CHASE MANHATTAN BANK, N.A.
                                   as Agent




                            As of January 31, 1995

                               TABLE OF CONTENTS

                                                                                               Page
                                                                                               ----
                                                        ARTICLE I

                                         CERTAIN DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.       Certain Defined Terms   . . . . . . . . . . . . . . . . . . . . . . . .      2
SECTION 1.02.       Computation of Time Periods   . . . . . . . . . . . . . . . . . . . . .     13
SECTION 1.03.       Accounting Terms    . . . . . . . . . . . . . . . . . . . . . . . . . .     14
SECTION 1.04.       Payments on a Day Other Than a Business Day   . . . . . . . . . . . . .     14

                                                        ARTICLE II

                                                THE REVOLVING CREDIT LOANS

SECTION 2.01.       The Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
SECTION 2.02.       Making the Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
SECTION 2.03.       The Amended Revolving Credit Notes,
                     Maturity Date and Interest Rate    . . . . . . . . . . . . . . . . . .     15
SECTION 2.04.       Revolving Credit Commitment Fee   . . . . . . . . . . . . . . . . . . .     19
SECTION 2.05.       Prepayments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
SECTION 2.06.       Mandatory Prepayment  . . . . . . . . . . . . . . . . . . . . . . . . .     20
SECTION 2.07.       Changes of Commitments  . . . . . . . . . . . . . . . . . . . . . . . .     20
SECTION 2.08.       Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
SECTION 2.09.       Late Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
SECTION 2.10.       Payments and Computations   . . . . . . . . . . . . . . . . . . . . . .     21
SECTION 2.11.       Fees    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     21
SECTION 2.12.       Application of Payments   . . . . . . . . . . . . . . . . . . . . . . .     21
SECTION 2.13.       Reserves; Additional Costs; Taxes   . . . . . . . . . . . . . . . . . .     21

                                                       ARTICLE III

                                                         SECURITY

SECTION 3.01.       Security Agreements; Collateral
                     Assignment; Mortgages  . . . . . . . . . . . . . . . . . . . . . . . .     22

                                                        ARTICLE IV

                                                  CONDITIONS OF LENDING

SECTION 4.01.       Conditions Precedent to the Loans   . . . . . . . . . . . . . . . . . .     23
SECTION 4.02.       Conditions Precedent to Each Loan   . . . . . . . . . . . . . . . . . .     26
SECTION 4.03.       Deemed Representations  . . . . . . . . . . . . . . . . . . . . . . . .     27
SECTION 4.04.       Refusal by the Banks to Make a Loan   . . . . . . . . . . . . . . . . .     27

                                                        ARTICLE V

                                        REPRESENTATIONS AND WARRANTIES OF BORROWER

SECTION 5.01.       Representations and Warranties
                     of Borrowers   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     27

                                                        ARTICLE VI

                                                COVENANTS OF THE BORROWERS

SECTION 6.01.       Affirmative Covenants   . . . . . . . . . . . . . . . . . . . . . . . .     33
SECTION 6.02.       Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . .     39

                                                       ARTICLE VII

                                                    EVENTS OF DEFAULT

SECTION 7.01.       Events of Default   . . . . . . . . . . . . . . . . . . . . . . . . . .     47
SECTION 7.02.       Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     50

                                                       ARTICLE VIII

                                                  REMEDIES AFTER DEFAULT

SECTION 8.01.       Remedies    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     50
SECTION 8.02.       No Liability    . . . . . . . . . . . . . . . . . . . . . . . . . . . .     51
SECTION 8.03.       Application of Proceeds   . . . . . . . . . . . . . . . . . . . . . . .     51
SECTION 8.04.       Attorneys-in-Fact   . . . . . . . . . . . . . . . . . . . . . . . . . .     52

                                                        ARTICLE IX

                                                        THE AGENT

SECTION 9.01.       Appointment, Powers and Immunities    . . . . . . . . . . . . . . . . .     52
SECTION 9.02.       Reliance by Agent   . . . . . . . . . . . . . . . . . . . . . . . . . .     53
SECTION 9.03.       Defaults    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     54
SECTION 9.04.       Rights as a Bank    . . . . . . . . . . . . . . . . . . . . . . . . . .     54
SECTION 9.05.       Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . .     54
SECTION 9.06.       Non-Reliance on Agent and Other Banks   . . . . . . . . . . . . . . . .     55
SECTION 9.07.       Failure to Act    . . . . . . . . . . . . . . . . . . . . . . . . . . .     55
SECTION 9.08.       Resignation or Removal of Agent   . . . . . . . . . . . . . . . . . . .     55

                                                        ARTICLE X

                                       RELATIONS AMONG THE BANKS AND THE BORROWERS

SECTION 10.01.      Obligations and Rights of Banks   . . . . . . . . . . . . . . . . . . .     56
SECTION 10.02.      Pro Rata Treatment    . . . . . . . . . . . . . . . . . . . . . . . . .     56
SECTION 10.03.      Sharing of Recoveries   . . . . . . . . . . . . . . . . . . . . . . . .     56

                                                        ARTICLE XI

                                                      MISCELLANEOUS

SECTION 11.01.      Amendments, Waivers, Etc.   . . . . . . . . . . . . . . . . . . . . . .     57
SECTION 11.02.      Notices, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     58
SECTION 11.03.      No Waiver, Remedies   . . . . . . . . . . . . . . . . . . . . . . . . .     58
SECTION 11.04.      Costs, Expenses, Taxes, Investments   . . . . . . . . . . . . . . . . .     59
SECTION 11.05.      Limitation on Interest    . . . . . . . . . . . . . . . . . . . . . . .     59
SECTION 11.06.      Severability    . . . . . . . . . . . . . . . . . . . . . . . . . . . .     59
SECTION 11.07.      Binding Effect; Governing Law;
                      Consent to Jurisdiction; Waiver
                      of Jury Trial; Construction   . . . . . . . . . . . . . . . . . . . .     59
SECTION 11.08.      Assignment    . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     60
SECTION 11.09.      Entire Agreement    . . . . . . . . . . . . . . . . . . . . . . . . . .     60


                                    EXHIBITS

Exhibit A   -       Amended and Restated Revolving Credit Notes

Exhibit B   -       Opinion of Borrowers' Counsel


Schedule I Existing Liens, Security Interests, Mortgages and Encumbrances on Borrowers' Assets; Outstanding Contracts of Guaranty and Surety; Secured Guaranties; List of Unfunded Vested Liabilities, Credit and Purchase Agreements, Indentures, Capital Leases, L/Cs and other Agreements, Permitted Debt

Schedule II         List and Description of Real Property Mortgaged

Schedule III List of Subsidiaries, Corporations, Partnerships and Ventures in which Borrowers have interest

                 THIRD AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT dated as of January 31, 1995 among THE CHASE MANHATTAN BANK, N.A. ("Chase"), NATIONSBANK, N.A. (CAROLINAS) (formerly, NationsBank of North Carolina, N.A.) ("NationsBank"), successor to NCNB NATIONAL BANK OF NORTH CAROLINA ("NCNB"), COMERICA BANK ("Comerica") (Chase, NationsBank and Comerica hereinafter individually referred to as a "Bank" and collectively as the "Banks"), JOHNSTON INDUSTRIES, INC., a Delaware corporation with principal offices located at 105 Thirteenth Street, Columbus, Georgia 31901 ("Johnston"), SOUTHERN PHENIX TEXTILES, INC., an Alabama corporation with principal offices located at General Colin L. Powell Parkway, P.O. Box 1108, Phenix City, Alabama 36868 ("Phenix"), OPP AND MICOLAS MILLS, INC., an Alabama corporation with principal offices located at 1800 Cummings Avenue, Drawer 70, Opp, Alabama 36467 ("Opp") (Johnston, Phenix and Opp hereinafter individually referred to as the "Borrower" and collectively as the "Borrowers"), and Chase, as agent for the Banks ("Agent").


                              W I T N E S S E T H:


                 WHEREAS, Chase, NationsBank and the Borrowers entered into an Amended and Restated Credit and Security Agreement dated as of March 12, 1992 ("Credit Agreement"), as amended, modified or supplemented by that certain letter agreement dated as of September 25, 1992 ("First Amendment"), that certain Amendment to Amended and Restated Credit and Security Agreement dated as of March 22, 1993 ("Second Amendment"), that certain Amendment to Amended and Restated Credit and Security Agreement dated as of June 28, 1993 ("Third Amendment"), that certain Fourth Amendment to Amended and Restated Credit and Security Agreement dated as of September 30, 1993 (the "Fourth Amendment"), that certain Second Amended and Restated Credit and Security Agreement dated as of January 14, 1994 (the "Fifth Amendment") and that certain Amendment to Second Amended and Restated Credit and Security Agreement dated as of October 31, 1994 (the "Sixth Amendment" and collectively with the Credit Agreement, the First Amendment, Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment, hereinafter referred to as the "Original Credit Agreement"), which makes available to Borrowers, on a joint and several basis, subject to the terms and conditions set forth therein, a revolving credit facility in the aggregate principal amount of $35,000,000 ("Original Revolving Credit Facility") and a line of credit in the aggregate principal amount of $10,000,000 ("Original Line of Credit"); and

                 WHEREAS, the Original Revolving Credit Facility is evidenced by a Third Amended and Restated Revolving Credit Note dated March 12, 1992 in the principal amount of $15,000,000 issued by the Borrowers to Chase, (the "Original Chase Note") a Third Amended and Restated Revolving Credit Note dated as of March 12, 1992 in the principal amount of $10,000,000 issued by

Revolving Credit Note dated as of January 14, 1994 in the principal amount of $10,000,000 issued by the Borrowers to Comerica (the "Comerica Note"); and

                 WHEREAS, as of the date hereof, the Term Loan (as defined in the Original Credit Agreement) in the remaining aggregate principal amount of $4,000,000 plus accrued interest is outstanding; and

                 WHEREAS, the parties hereto desire to increase the aggregate amount of the Commitment (as hereinafter defined) from $35,000,000 to $45,000,000 and to otherwise amend, modify and restate the Original Credit Agreement and supplement, confirm and reaffirm the obligations of each party thereunder as so amended hereby;

                 NOW, THEREFORE, the Banks and each Borrower hereby jointly and severally agree that, subject to the terms and conditions hereinafter set forth, the Original Credit Agreement is hereby amended and restated in its entirety as of the Closing Date (as defined in ARTICLE I), to read as follows:


                                   ARTICLE I

                    CERTAIN DEFINITIONS AND ACCOUNTING TERMS

                 SECTION 1.01. Certain Defined Terms. As used in this Agreement and unless otherwise expressly indicated, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                 "Acceptable Acquisition" shall mean (x) any Acquisition (a) which has been either approved by the Board of Directors of the corporation which is the subject of such Acquisition or recommended by such Board to the shareholders of such corporation, and (b) the acquired entity of which is in the textile or textile-related business, and (c) which, after giving effect to such Acquisition, the Borrowers are in compliance with all the covenants in SECTIONS 6.01, 6.02 and 6.03 hereunder; or (y) any investment by a Borrower or any Subsidiary in any partnership or joint venture which is or is intended to be engaged in the textile or textile related business, provided that after such investment, the Borrowers are in compliance with the covenants in SECTIONS 6.02 and 6.03 hereunder.

                 "Acquisition" shall mean any transaction pursuant to which the Borrowers or any of their respective Subsidiaries (a) acquire equity securities (or warrants, options or other rights to acquire such securities) of any corporation (other than equity securities of any of the Borrowers or any corporation which is then a Subsidiary of any of the Borrowers), pursuant to a solicitation of tenders therefor, or in one or more negotiated blocks or substantial market or other transactions not involving a tender offer, or a combination of any of the foregoing, or (b) make any corporation a Subsidiary of any of the Borrowers, or cause any such corporation to be merged into any of the Borrowers or any of their respective Subsidiaries, in any case pursuant to a merger, purchase of assets or any reorganization providing for the delivery or issuance to the holders of such corporation's then outstanding securities, in exchange for such securities, of cash or securities of any of the Borrowers or any of their respective Subsidiaries, or a combination thereof, or (c) purchase all or substantially all of the business or assets of any corporation.

                 "Adjusted Tangible Net Worth" shall mean, as of any date of determination thereof, the amount by which (a) total tangible assets of the Borrowers and their respective Consolidated Subsidiaries, on a consolidated basis, less Intangible Assets and less investments in Jupiter National, Inc. or equity investments in any other Unrestricted Subsidiary, exceeds (b) total liabilities of the Borrowers and their respective Consolidated Subsidiaries, on a consolidated basis, in accordance with GAAP.

                 "Agent" shall mean Chase, as agent and representative for the Banks under the Loan Documents, pursuant to ARTICLE IX.

                 "Affiliate" means any Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with, any of the Borrowers or any of their respective Subsidiaries; (b) which directly or indirectly beneficially owns or holds 5% or more of any class of voting stock of any of the Borrowers or any such Subsidiaries; or (c) 5% or more of the voting stock of which is directly or indirectly beneficially owned or held by any of the Borrowers or such Subsidiaries. The term "control" means the direct or indirect ability to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, alone or as part of a group.

                 "Agreement" means this Third Amended and Restated Revolving Credit Agreement, as it may be amended, supplemented, restated or otherwise modified from time to time.

                 "Amended Revolving Credit Note" has the meaning assigned to that term in SECTION 2.03.

                 "Applicable Margin" shall mean, (a) with respect to a Eurodollar Loan made at any time after the Closing Date and before the first Repricing Date after the Closing Date, 1.50%, and (b) with respect to a Eurodollar Loan made at any time after the first and any subsequent Repricing
Date: (i) one hundred twenty-five (125) basis points (1.25%) if the Interest Coverage Ratio for the 12-month period ending on the Measurement Date to which such Repricing Date relates was 5.00:1 or greater and the Leverage Ratio as at such Measurement Date was 1.25:1 or less; or (ii) one hundred fifty (150) basis points (1.50%) if the Interest

Coverage Ratio for the 12-month period ending on the Measurement Date to which such Repricing Date relates is less than 5.00:1 (unless clause (iii) below is applicable) or if the Leverage Ratio as at such Measurement Date was greater than 1.25:1 but less than 1.50:1; or (iii) one hundred seventy-five (175) basis points (1.75%) if the Leverage Ratio as at any Measurement Date was 1.50:1 or greater.

                 "Authority" means any nation or government, any state or other political subdivision thereof and any entity, including, without limitation, the Board of Governors of the Federal Reserve System, exercising executive, legislative, regulatory or administrative functions of or pertaining to a government having jurisdiction with respect to loans hereunder.

                 "Base Rate" shall mean the greater of (i) the Federal Funds Rate from time to time in effect plus 1/2 of 1% for all applicable Interest Payment Dates, or (ii) the Prime Rate from time to time in effect.

                 "Base Rate Loan" shall mean any Loan at such time as interest thereon accrues at a rate of interest based upon the Base Rate.

                 "Business Day" means any day of the year on which commercial banks are not required or authorized to be closed in New York City.

                 "Capital Lease" means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

                 "Closing Date" means the date this Agreement has been executed by each of the Borrowers, the Banks and the Agent.

                 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                 "Collateral" shall mean all property and assets with respect to which a lien is or may be granted pursuant to the Collateral Security Documents.

                 "Collateral Assignment" has the meaning assigned to that term in SECTION 3.01.

                 "Collateral Security Documents" has the meaning assigned to that term in SECTION 3.01.

                 "Commitment" of any Bank shall mean, at any time, the obligation of such Bank under this Agreement to make Loans in an aggregate amount not exceeding such amount as set forth below:

                       Chase:                   $20,000,000
                       NationsBank:             $15,000,000
                       Comerica:                $10,000,000
                       ------------------------------------
                       Total      =             $45,000,000

                 "Consolidated Current Assets" shall mean, as at any date at which the amount thereof is to be determined, all assets of the Borrowers and their respective Consolidated Subsidiaries, on a consolidated basis, which are or should be classified as current assets in accordance with GAAP.

                 "Consolidated Current Liabilities" shall mean, as at any date at which the amount thereof is to be determined, all Debt and any other liabilities or obligations of Borrowers and their respective Consolidated Subsidiaries, on a consolidated basis, which are or should be classified as current liabilities in accordance with GAAP, including without limitation (a) all obligations payable on demand or within one year after the date on which the determination is made, and (b) installment and sinking fund payments required to be made within one year after the date on which the determination is made, but excluding all such liabilities or obligations which are renewable or extendable at the sole option of any of the Borrowers to a date more than one year from the date of determination.

                 "Consolidated Interest Expense" means, for any period, all amounts deducted for interest expense (including payments with respect to Capital Leases and Operating Leases to the extent properly classifiable as interest) of the Borrowers and their respective Consolidated Subsidiaries for such period, on a consolidated basis determined in accordance with GAAP.

                 "Consolidated Net Income" for any period, shall mean the amount of net income (or loss) of the Borrowers and their respective Consolidated Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP.

                 "Consolidated Subsidiary" shall mean, with respect to any Person at any time, any Subsidiary of such Person or any other entity, the accounts of which would be consolidated with those of such first Person in its consolidated financial statements as of such time.

                 "Consolidated Tangible Net Worth" shall mean, as of any date of determination thereof, the amount by which (a) total tangible assets of the Borrowers and their respective Consolidated Subsidiaries, on a consolidated basis, less the book amount of Intangible Assets, exceeds (b) total liabilities of the Borrowers and their respective Consolidated Subsidiaries, on a consolidated basis in accordance with GAAP.

                 "Current Ratio" shall mean, for any period, the ratio of (a) Consolidated Current Assets for such period to (b) Consolidated Current Liabilities for such period.

                 "Debt" of any Person shall mean at any time, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable that arise in the ordinary course of business but only if and so long as the same are payable on customary trade terms, (iv) all obligations of such Person as lessee under Capital Leases, (v) all obligations of such Person to reimburse any other Person in respect of the face amounts under outstanding letters of credit or similar instruments, (vi) all obligations with respect to Unfunded Vested Liabilities of such Person, (vii) all Debt secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and
(viii) all Debt of others guaranteed or endorsed by such Person (other than for collection in the ordinary course of business) and other contingent obligations not in the ordinary course of business to purchase, provide funds for payment, supply funds to invest in any Person, or otherwise to assure a Person against loss.

                 "Default" shall mean any Event of Default and any event or circumstance which, with the lapse of time or the giving of notice, or both, could become an Event of Default.

                 "Default Rate" means a floating rate of interest equal to the Interest Rate from time to time in effect plus two (2%) percent per annum.

                 "Dollars" and the sign "$" shall mean lawful money of the United States of America.

                 "Environmental Indemnity" shall mean the Environmental Indemnity dated March 12, 1992 executed by the Borrowers in favor of Chase and NationsBank, as amended by a First Amendment to Environmental Indemnity dated as of January 14, 1994, as amended, supplemented or modified from time to time.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.

                 "ERISA Affiliate" shall mean any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrowers or is under common control (within the meaning of Section 414(c) of the Code) with the Borrowers.

                 "Eurodollar Loan" means a Loan at such time as interest thereon accrues at a fixed rate of interest based upon the LIBO Rate and to which a single Interest Period applies.

                 "Events of Default" has the meaning assigned to that term in
SECTION 7.01.

                 "Federal Funds Rate" shall mean the rate per annum equal to the weighted average of the rates on overnight federal funds transactions as published by the Federal Reserve Bank of New York for any day of determination thereof.

                 "Financial Statements" has the meaning assigned to that term in SECTION 4.01(k).

                 "FUNB" shall mean First Union National Bank of Georgia.

                 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the date hereof, applied on a basis consistent with those used in the preparation of Financial Statements (except for changes concurred in by the Borrowers' independent public accountants).

                 "Intangible Assets" shall mean the book amount of all intangible assets of the Borrowers and their respective Consolidated Subsidiaries, on a consolidated basis, which are or should be classified as intangibles in accordance with GAAP, including, without limitation, goodwill, trademarks, trade names, copyrights, patents, licenses, treasury stock, customer lists, non-compete contracts, any excess of costs over book carrying value of any assets, organizational or research and development expenses; provided, however, that Intangible Assets shall not include any assets, recorded as intangible assets in accordance with GAAP, that are associated with any Plan.

                 "Intercreditor" shall mean that certain Intercreditor Agreement among Chase, NationsBank, Comerica and FUNB dated as of January 14, 1994, as amended, supplemented or modified from time to time.

                 "Interest Coverage Ratio" shall mean the ratio of (a) earnings before interest expense, taxes and interest income of the Borrowers and their respective Subsidiaries, on a consolidated basis, to (b) the aggregate Consolidated Interest Expense of the Borrowers and their respective Consolidated Subsidiaries, calculated for the 12-month period ended September 30, 1994 and for each 3-month period thereafter, on a cumulative 12-month basis.

                 "Interest Payment Date" shall mean (i) with respect to each Eurodollar Loan, the last day of the Interest Period for such Eurodollar Loan; provided, however, that in the case of Interest Periods in excess of three months, interest shall be payable on the last day of the third month of such Interest Period, on each integral multiple thereof during such Interest

Period and on the last day of such Interest Period, and (ii) with respect to each Base Rate Loan, March 31, 1995 and the last day of each consecutive calendar quarter thereafter.

                 "Interest Period" means with respect to any Eurodollar Loan and subject to availability:

                          (1) initially, the period commencing on, as the case
may be, the borrowing or conversion date with respect to a Eurodollar Loan and ending one month, two months, three months or six months thereafter as selected by the Borrowers; and

                          (2) thereafter, each period commencing on the last
day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one month, two months, three months or six months as selected by the Borrowers by irrevocable notice to the Agent not less than three (3) Working Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loan if the Borrowers elect that the Eurodollar Loan is to be maintained as such; provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:

                          (A) if any Interest Period in respect of a Eurodollar
Loan would otherwise end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day;

                          (B) no Interest Period which would extend beyond the
Termination Date for any portion of the Eurodollar Loan shall be available;

                          (C) any Interest Period pertaining to a Eurodollar
Loan that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in any calendar month any part of which commences during such Interest Period) shall end on the last Working Day of a calendar month;

                          (D) if the Borrowers shall fail to give notice as to
the Interest Rate desired prior to the end of the Interest Period with respect to any Eurodollar Loan as provided in this Agreement, the Borrowers shall be deemed to have elected to convert the affected Eurodollar Loan to a Base Rate Loan; and

                          (E) for purposes of determining the availability of
Interest Periods in respect of a Eurodollar Loan, such Interest Periods shall be deemed available if the applicable Bank is offered a rate as provided in the definition of LIBO Rate. If a requested Interest Period shall be unavailable in accordance with the foregoing sentence, the Bank may, at its sole option, either select an alternative Interest Period, or, if no alternative Interest Period is chosen by the Bank, the Borrowers shall be deemed to have requested a Base Rate Loan.

                 "Interest Rate" means (a) for all Base Rate Loans, the Base Rate or (b) for all Eurodollar Loans, the LIBO Rate for the applicable Interest Period plus the Applicable Margin.

                 "Inventory" shall mean all inventory (as determined in accordance with GAAP) of the Borrowers and their respective Consolidated Subsidiaries including, without limitation, all goods intended for sale, raw materials, work in process and finished goods, together with all materials and supplies of any kind, nature or description with respect to such goods and all documents of title or documents representing the same and any other assets which are or should be classified as inventory in accordance with GAAP.

                 "LIBO Rate" means with respect to each Interest Period, the rate per annum equal to the quotient of (a) the rate at which the principal London branch of the Reference Bank's Lending Office is offered Dollar deposits three (3) Working Days prior to the beginning of such Interest Period in the interbank eurodollar market where the foreign currency and exchange operations of the Lending Office are customarily conducted at or about 10:00 a.m., New York City time, for delivery on the first day of such Interest Period for the number of days therein and in an amount comparable to the amount of the Eurodollar Loan to be outstanding during such Interest Period divided by (b) a number equal to 1.00 minus the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements current on the date three (3) Working Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of any and all Authorities as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of the Board of Governors of the Federal Reserve System ("System")) maintained by a member bank of such System (such LIBO Rate to be adjusted to the next higher 1/100 of one percent). The foregoing shall not in any way limit or affect any indemnification by the Borrower contained in this Agreement.

                 "Lending Office" shall mean (i) with respect to Base Rate Loans, the lending office of the Agent and each Bank designated as such for each type of Base Rate Loan on the signature page hereof, or such other office of the Agent and each Bank as the Agent and each Bank may from time to time specify to the Borrowers as the office by which its Base Rate Loans of each type are to be made and maintained and (ii) with respect to Eurodollar Loans, the lending office of the Reference Bank which shall be making or maintaining Eurodollar Loans.

                 "Leverage Ratio" shall mean, as of any date of determination thereof, the ratio of (a) consolidated total liabilities to (b) Consolidated Tangible Net Worth of the

Borrowers and their respective Consolidated Subsidiaries, on a consolidated basis determined in accordance with GAAP.

                 "Lien" shall mean, with respect to any asset, (a) any mortgage, lien, pledge, charge, security interest, encumbrance or preference, priority or other security arrangement of any kind or nature in respect of such asset, (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset or (c) the filing of any financing statement under the UCC or comparable law with respect to such asset.

                 "Line of Credit" shall mean the lines of credit made available to the Borrowers by Chase and NationsBank on an annually renewable basis, pursuant to the terms and conditions of the letter agreement(s) dated as of the date thereof among the Borrowers and such Banks, in an aggregate amount not exceeding the following amounts set forth opposite such Banks below:

                       Chase:                   $ 5,000,000
                       NationsBank:             $ 5,000,000
                       ------------------------------------
                       Total    =               $10,000,000

                 "Loan" means any Loan made by a Bank pursuant to SECTION 2.01.

                 "Loan Documents" shall mean, collectively, this Agreement, the Notes, the Collateral Security Documents, the Environmental Indemnity, and all other documents required to be delivered or delivered hereunder.

                 "Long Term Debt" shall mean, as at any date which the amount thereof is determined, the aggregate Debt of the Borrowers and their respective Subsidiaries, determined on a consolidated basis, which is not included within the definition of Consolidated Current Liabilities.

                 "Measurement Date" shall mean the last day of each fiscal quarter or fiscal year, as the case may be, of Johnston beginning with the fiscal quarter ending December 31, 1994.

                 "Mortgages" means collectively, the Mortgage, Assignment of Leases and Security Agreement dated as of January 14, 1994 from Phenix to the Banks and the Amended and Restated Mortgage, Assignment of Leases and Security Agreement dated as of January 14, 1994 from Opp to the Banks with respect to the Real Property, as either may be amended, supplemented, restated or otherwise modified from time to time.

                 "Multiemployer Plan" shall mean a Plan defined as such in
Section 3(37) of ERISA to which contributions have been made by any of the Borrowers or any ERISA Affiliate and which is covered by Title IV of ERISA.

                 "Net Cash Flow Coverage Ratio" shall mean, for any fiscal year, the ratio of (a) (i) earnings before interest expense, taxes and interest income of the Borrowers and their respective Consolidated Subsidiaries, on a consolidated basis, exclusive of any non-operating income and any non-operating expense, plus consolidated depreciation and payments made in connection with Capital Leases and Operating Leases, less capital expenditures of the Borrowers and their Consolidated Subsidiaries, for such fiscal year to (b) the sum of the following for such fiscal year: (i) Consolidated Interest Expense, (ii) payments made in connection with Capital Leases and Operating Leases, (iii) 135% of Debt amortization paid or due (exclusive of outstanding principal amounts due and payable upon maturity of the Term Loan) and (iii) 135% of dividends paid or declared during such fiscal year on any common or preferred equity securities, calculated as at the end of each fiscal year of the Borrowers and their respective Consolidated Subsidiaries, on a consolidated basis in accordance with GAAP.

                 "Notes" has the meaning assigned to that term in SECTION 2.03.

                 "Operating Lease" shall mean any lease of real or personal property other than a Capital Lease.

                 "PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

                 "Permitted Debt" shall mean the Debt described in Schedule I attached hereto.

                 "Person" shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or political subdivision or agency thereof or other entity of whatever nature.

                 "Plan" shall mean any employee benefit or other plan established or maintained, or to which contributions have been made, by any Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA or to which Section 412 of the Code applies.

                 "Prime Rate" shall mean the fluctuating rate of interest from time to time announced by Chase at its principal office presently located at 1 Chase Manhattan Plaza, New York, New York 10081 as its prime commercial lending rate.

                 "Prohibited Transaction" means any transaction set forth in
Section 406 of ERISA or Section 4975 of the Code.

                 "Real Property" shall mean all real property listed and described on Schedule II attached hereto.

                 "Reference Bank" shall mean Chase.

                 "Reportable Event" shall mean any of the events set forth in
Section 4043(b) of ERISA as to which events the PBGC, by regulation, has not waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a Reportable Event regardless of any waivers given under Section 412(d) of the Code.

                 "Repricing Date" shall mean, with respect to a Measurement Date, (a) the Business Day closest to 60 days after such Measurement Date if such Measurement Date is the last day of a fiscal quarter of Johnston, or (b) the Business Day closest to 120 days after such Measurement Date if such Measurement Date is the last day of a fiscal year of Johnston.

                 "Required Banks" shall mean, at any time, the Banks, the sum of whose Commitment and Term Loan represents at least 66 2/3 of the sum of all such Commitments and the aggregate outstanding principal amount of the Term Loan.

                 "Restricted Investments" shall have the meaning assigned to that term in SECTION 6.02(f).

                 "Revolving Credit Borrowing Date" has the meaning assigned to that term in SECTION 2.02.

                 "Revolving Credit Commitment Fee" has the meaning assigned to that term in SECTION 2.04.

                 "Revolving Credit Facility" shall mean the Loans made available to the Borrowers hereunder in an aggregate principal amount not to exceed at any one time outstanding $45,000,000.

                 "Secured Guaranties" shall mean the guaranties from time to time issued by Johnston in favor of FUNB ("FUNB Guaranties"), or such other banks as the Agent may approve from time to time, to secure certain loans made by FUNB or such other banks to certain employees, officers and directors of the Borrowers, which guaranties, in the case of FUNB, are secured as further described in (and subject to the provisions of) the Intercreditor, and in the case of any other banks, may be so secured subject to appropriate intercreditor agreements or other arrangements that the Agent deems necessary and appropriate in its sole discretion, on a pari passu basis with the Revolving Credit Facility, Line of Credit and Term Loan hereunder, up to an amount not to exceed at any one time in the aggregate $8,500,000.

                 "Senior Facilities" shall mean the collective reference to the Line of Credit, the Term Loan and the Revolving Credit Facility.

                 "Subsidiaries" shall mean the collective reference to any corporation, association or business entity, the majority of the voting control of which is owned or controlled, directly or indirectly, by any of the Borrowers; and "Subsidiary" shall mean any one of them.

                 "Term Loan" shall mean the loan extended pursuant to the Term Loan Agreement under which there is outstanding, as of the date hereof, the aggregate principal amount of $4,000,000.

                 "Term Loan Agreement" shall mean that certain Credit Agreement among Chase, NationsBank, the Borrowers and the other parties named therein, dated as of March 5, 1987, as amended by the Amendment to the Credit Agreement dated March 12, 1992 and the Second Amendment to the Credit Agreement dated as of September 30, 1993, as amended, supplemented or modified from time to time.

                 "Termination Date" means January 14, 1997, or earlier upon a termination of the Commitment as provided herein.

                 "Total Costs" has the meaning assigned to that term in SECTION 11.04.

                 "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York or in such other State in which the Collateral is located, as same may be amended or modified from time to time.

                 "Unfunded Vested Liabilities" shall mean, with respect to any Plan, the amount (if any) by which the present value of all vested benefits under the Plan exceeds the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan.

                 "Unrestricted Subsidiary" shall mean any Subsidiary of the Borrowers that is (i) not incorporated in nor has its principal place of business and substantially all of its owned operating property located in the United States, Canada or Puerto Rico, (ii) not in the textile business, (iii) not a Consolidated Subsidiary, or (iv) a Consolidated Subsidiary and that is designated by the Borrowers or the Banks as an Unrestricted Subsidiary; provided, however, that Tech Textiles, USA shall not be included as an Unrestricted Subsidiary.

                 "Working Capital" shall mean, at any time, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

                 "Working Day" shall mean any day on which dealings in foreign currencies and exchange are carried on in London, England and in New York, New York.

                 SECTION 1.02. Computation of Time Periods. Unless otherwise provided, in the computation of periods of time from a specified date to a later specified date herein, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

                 SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. In connection therewith, any references to, or terms, provisions or conditions in connection with, "the Borrowers and their respective Consolidated Subsidiaries", hereunder or under any of the Loan Documents, unless the context otherwise requires, shall be deemed to refer to each of the Borrowers hereunder and their respective Consolidated Subsidiaries taken as a cumulative whole, on a fully consolidated basis.

                 SECTION 1.04. Payments on a Day Other Than a Business Day. Whenever any payment or other obligation hereunder or under the Loan Documents shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next calendar month, the preceding Business Day in the appropriate calendar month).


                                   ARTICLE II

                           THE REVOLVING CREDIT LOANS

                 SECTION 2.01. The Loans. On the terms and conditions contained in this Agreement, each of the Banks severally agrees to make loans (collectively, the "Loans" and individually a "Loan") to the Borrowers at such times and in such principal amounts as a Borrower shall request during the period beginning on the Closing Date and ending on the Termination Date, up to an aggregate principal outstanding amount not to exceed the Commitment at any one time. Prior to the Termination Date, Borrowers may use the Commitment by borrowing, prepaying in whole or in part, and reborrowing the Loans, all in accordance with the terms and conditions of this Agreement. Each Loan made by each Bank hereunder shall be made and maintained at such Bank's Lending Office for such type of Loan.

                 SECTION 2.02. Making the Loans. (a) Each Borrower agrees to give to the Agent at least one (1) Business Day's prior, irrevocable written notice (a "Notice of Borrowing") for a Base Rate Loan and at least three (3) Working Days' prior, irrevocable written notice, by a duly completed Notice of Borrowing, for a Eurodollar Loan of its intention to borrow under this ARTICLE II specifying: (i) the proposed revolving credit borrowing date ("Revolving Credit Borrowing Date"), (ii) the principal amount of the Loan to be made on such date, which shall be in an amount of not less than $500,000 or an integral multiple of $50,000 in excess thereof for Base Rate Loans or in an amount of not less than $1,000,000 or an integral multiple of $250,000 in excess thereof for Eurodollar Loans, and (iii) whether the Loan is to be a Base Rate Loan or a Eurodollar Loan and, if the Loan is a Eurodollar Loan, the Interest Period. The Agent shall promptly deliver to each Bank by telefax any such Notice of Borrowing received from a Borrower. If any borrowing under this SECTION 2.02 occurs upon the execution and delivery of this

Agreement, the Notice of Borrowing may be delivered to the Agent by no later than 12:00 noon on such date, and each Bank shall, through the Lending Office of the Agent and subject to the conditions of this Agreement, make the amount of the Loan to be made by it available to the Borrower by 1:00 p.m. on such day in immediately available funds, provided, however, that no Loan shall be made unless the Notice of Borrowing shall have been received by the Agent by 12:00 noon on such day. Each Notice of Borrowing shall be made by written instructions signed by a person authorized by the Borrower to execute and deliver such Notice of Borrowing (an "Authorized Signatory").

                          (b) Subject to the terms of this Agreement, funding
of any Loan by the Banks shall be made by crediting an account of such Borrower maintained with the Agent, in accordance with the instructions set forth in the Notice of Borrowing.

                          (c) The obligations of the Borrowers hereunder shall
be joint and several and each Loan made to any one of the Borrowers shall be deemed to be a Loan made to all of the Borrowers hereunder.

                 SECTION 2.03. The Amended Revolving Credit Notes, Maturity Date and Interest Rate. (a) On or prior to the Closing Date, each Borrower shall duly issue and deliver to each Bank a promissory note in the forms of Exhibits A-1, A-2 and A-3 annexed hereto (such notes individually, an "Amended Revolving Credit Note" and collectively, the "Notes"), payable to the order of each Bank, dated such date, in the principal amount of each Bank's Commitment. Each Bank is hereby authorized by the Borrowers to enter on the schedule attached to its Amended Revolving Credit Note the amount of each Loan made by such Bank hereunder, each payment thereon, and the other information provided for on such schedule; provided, however, that the failure to make any such entry or any error in making any such entry with respect to any Loan shall not limit or otherwise affect the joint and several obligations of the Borrowers hereunder or under any Amended Revolving Credit Note, and, in all events, the principal amount jointly and severally owing by the Borrowers in respect of the Notes shall be the aggregate of all Loans made by the Banks less all payments of principal thereon made by the Borrowers. In the event that such schedule shall be filled, each Bank may attach an additional schedule or schedules thereto. Each Amended Revolving Credit Note shall mature on the Termination Date.

                          (b)     (i) Each Amended Revolving Credit Note shall
bear interest (computed on the basis of a 360-day year for the actual number of days elapsed), payable in arrears, on the unpaid principal balance thereof from time to time outstanding, at a rate per annum equal to the Interest Rate. Each change in the rate of interest payable on the Notes due to a change in the Federal Funds Rate or the Prime Rate shall be effective as of the effective date of such change in the applicable rate.

                                  (ii) Interest on a Loan shall be payable on
the first Interest Payment Date following the date hereof and each Interest Payment Date thereafter, and at maturity, until and including the date the principal amount of each Amended Revolving Credit Note is paid in full.

                                  (iii) The Borrowers may elect from time to
time to convert a Loan from a Eurodollar Loan to a Base Rate Loan by giving the Agent irrevocable written notice at least three (3) Working Days prior to the last day of the Interest Period for such Eurodollar Loan. If the Borrowers shall fail to give such notice as provided above, the Borrowers shall be deemed to have elected to convert the affected Eurodollar Loan to a Base Rate Loan.

                                  (iv) The Borrowers may elect from time to
time to (A) convert a Loan from a Base Rate Loan to a Eurodollar Loan and (B) may elect to continue a Loan as a Eurodollar Loan as such upon the expiration of the then current Interest Period with respect to such Eurodollar Loan, in each case by giving the Agent irrevocable written notice at least three (3) Working Days prior to, in the case of conversion, the conversion date, or, in the case of a continuation, the last day of the then current Interest Period with respect to such Eurodollar Loan. With respect to any of the foregoing, such notice shall specify the amount to be converted to or continued as a Eurodollar Loan and the selected Interest Period. If any default in payment under this Agreement or any of the Notes shall have occurred and be continuing, then no Eurodollar Loan may be continued as such, but shall be automatically converted to a Base Rate Loan on the last day of the last Interest Period for which a LIBO Rate was determined by the Reference Bank on or prior to such Bank's obtaining knowledge of such default; in addition no Base Rate Loan may be converted to a Eurodollar Loan when any such default has occurred and is continuing.

                                  (v) A Eurodollar Loan shall have only one (1)
Interest Period. A Eurodollar Loan may have an Interest Period of one month, two months, three months or six months, but no combination thereof.

                                  (vi) In the event that the Reference Bank
shall have determined (which determination shall be conclusive and binding upon the Borrowers) that (A) by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for any requested Interest Period or (B) the interest rate determined pursuant to this SECTION 2.03 for such Interest Period does not accurately reflect the cost to such Bank of making or maintaining a LIBO Rate Loan during such Interest Period, with respect to (1) a proposed loan that the Borrowers have requested be made as a Eurodollar Loan, (2) a Eurodollar Loan that will result from the requested conversion of a Base Rate Loan to a Eurodollar Loan or (3) the continuation of a Eurodollar Loan beyond the expiration of the then current Interest Period with respect thereto, in each case the Bank shall forthwith give notice by telephone of such determination, confirmed in writing, to the Borrowers at least one day prior to, as the case may be, the requested date for the Loan for such Eurodollar Loan, the conversion date of such Base Rate Loan or the last day of such Interest Period. If such notice is given (x) any requested Eurodollar Loan shall be made as a Base Rate Loan, (y) any Base Rate Loan that was to have been converted to a Eurodollar Loan shall be continued as a Base Rate Loan and (z) any outstanding Eurodollar Loan shall be converted, on the last day of the then current Interest Period with respect thereto, to a Base Rate Loan. Until such notice has been withdrawn by such Bank, no further Eurodollar Loans shall be made nor shall the Borrowers have the right to convert a Base Rate Loan to a Eurodollar Loan.

                                  (vii) With respect to Eurodollar Loans, all
payments made by the Borrowers hereunder shall be made free and clear of, and without reduction for or on account of future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings hereafter imposed, levied, collected, withheld or assessed by any Authority (collectively, "Foreign Taxes"), excluding income and franchise taxes of the United States of America or any political subdivision or taxing authority thereof or therein (including Puerto Rico), and the county in which the applicable Bank's Lending Office may be located or any political subdivision or taxing authority thereof or therein. If any Foreign Taxes are required to be withheld from any amounts payable to a Bank hereunder, the amounts so payable to such Bank shall be increased to the extent necessary to yield to such Bank (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any Foreign Tax is payable, pursuant to applicable law, by the Borrowers, as promptly as possible thereafter, such Borrower shall send to the applicable Bank an original official receipt, if available, or certified copy thereof showing payment of such Foreign Tax. The Borrowers hereby jointly and severally indemnify the Banks for any incremental taxes, interest or penalties that may become payable by any of the Banks which may result from any failure by the Borrowers to pay any such Foreign Tax when due to the appropriate taxing authority or failure to remit to the Banks the required receipts or other required documentary evidence.

                                  (viii) Notwithstanding any other provisions
herein, if any law, treaty, rule or regulation or determination of an arbitrator or a court or other Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject ("Requirement of Law") or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for any of the Banks to make or maintain a Eurodollar Loan as contemplated hereunder,
(A) the commitment of the Banks hereunder to convert Base Rate Loans to Eurodollar Loans shall be cancelled forthwith and (B) any outstanding Eurodollar Loan shall be converted automatically to a Base Rate Loan on the next succeeding Interest Payment Date or within such earlier period as required by any such law. The Borrowers hereby agree promptly to pay the Banks, upon demand, any additional amounts necessary to compensate the Banks for any costs incurred by the Banks in making any such conversion in accordance with this Agreement, including, but not limited to, any interest or fees payable by the Banks to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder. A Bank's notice of such costs, as certified to the Borrowers, shall be conclusive absent manifest error.

                                  (ix) In the event that any Requirement of Law
or any change therein or in the interpretation or application thereof or compliance by the Banks with any request or directive (whether or not having the force of law) from any central bank or other Authority:

                                        (A) does or shall hereafter subject the
        Banks to any tax of any kind whatsoever with respect to this Agreement, the Notes or any loans made by the Banks, or change the basis of taxation of payments to the Banks of principal, commitment fee, interest or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of a Bank);

                                        (B) does or shall hereafter impose,
        modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of a Bank which is not otherwise included in the determination of the LIBO Rate hereunder;

                                        (C) does or shall hereafter have the
        effect of reducing the rate of return on a Bank's capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by any amount deemed by such Bank to be material; or

                                        (D) does or shall hereafter impose on a
        Bank any other condition; and the result of any of the foregoing is to increase the cost to such Bank of making, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, then, absent manifest error by any such Bank, in any such case, the Borrowers shall promptly pay such Bank, upon its demand, any additional amounts necessary to compensate such Bank for such additional cost or reduced amount receivable which such Bank deems to be material as determined by such Bank. If a Bank becomes entitled to claim any additional amounts pursuant to this paragraph, it shall notify the Borrowers promptly of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by such Bank to the Borrowers shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and payment of all obligations under this Agreement.

                          (x) The Borrowers agree to jointly and severally
indemnify the Banks and to hold the Banks harmless from any loss or expense which any of the Banks may sustain or incur as a consequence of (A) default by the Borrowers in payment of the principal of or interest on any Eurodollar Loans, including, but not limited to, any such loss or expense arising from interest or fees payable by any Bank to lenders of funds obtained by it in order to maintain its Eurodollar Loans hereunder, (B) default by the Borrowers in making a borrowing or conversion after the Borrowers have given a notice in accordance with this Agreement, including, but not limited to, any such loss or expense arising from interest or fees payable by any Bank to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder, and
(C) any prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by any Bank to lenders of funds obtained by it in order to maintain its Eurodollar Loans hereunder. This provision shall survive payment of the Notes in full and the satisfaction of all obligations of the Borrowers under this Agreement and the Loan Documents.

                 SECTION 2.04. Revolving Credit Commitment Fee. In order to induce the Banks to enter into this Agreement and to increase the Commitment, the Borrowers shall pay to the Agent, in arrears, a commitment fee (the "Revolving Credit Commitment Fee") on the daily average unborrowed amount of the Commitment then available for the period commencing on the date hereof, to and including the earlier of the date the Commitment is terminated or the Termination Date, at the rate of 1/4 of 1% per annum (computed on the basis of a 360-day year for the actual number of days elapsed). The Revolving Credit Commitment Fee shall be payable upon any reduction or termination of the Commitment and quarterly, in arrears, commencing on the first Interest Payment Date after the date hereof.

                 SECTION 2.05. Prepayments. Upon at least three (3) Business Days or Working Days', as the case may be, prior written notice to the Agent specifying the amount and the date of prepayment, the Borrowers shall have the right to prepay the principal amount of the Notes in whole or in part from time to time, in principal amounts equal to at least $500,000, or in any larger amount provided said amount is an integral multiple of $50,000, or the remaining balance, if less, in all cases without premium or penalty, subject, however to Section 2.13 hereof.

                 SECTION 2.06. Mandatory Prepayment. If, at any time, the Borrowers or any of their respective Subsidiaries (i) sell or otherwise dispose of all or substantially all of their assets (other than in the ordinary course of business) ("Sale"), (ii) issue Debt or equity ("Debt Issuance"), or
(iii) recover insurance proceeds which are not applied, within a reasonable time after receipt thereof, toward repair, replacement or substitution of damaged or lost property for which such proceeds were recovered ("Insurance"), then 100% of the net proceeds of such Sale, 100% of the net proceeds of such Debt Issuance (excluding proceeds received from the exercise of director or employee stock options), or 100% of the Insurance, as the case may be, shall be immediately due and payable by the Borrowers to the Agent and the Borrowers shall immediately make a mandatory prepayment in such amounts within five (5) days after the occurrence thereof. Any and all such mandatory prepayments shall be applied to the aggregate outstanding amount of the Term Loan in inverse order of maturity thereof (as provided in the Term Loan Agreement). The balance of the proceeds, if any, of such mandatory prepayments remaining after payment in full of the Term Loan shall, so long as no Default has occurred and is continuing, be applied in accordance with the Borrowers' instructions in their sole discretion.

                 SECTION 2.07. Changes of Commitments. The Borrowers shall have the right to reduce or terminate the pro rata amount of unused Commitments at any time or from time to time, computed on the basis of each Bank's Commitment, provided that the Borrowers shall have given three (3) Business Days' prior, irrevocable, written notice of each such reduction or termination to the Agent specifying the amount of the Commitment to be reduced or terminated. Each partial reduction shall be in an aggregate amount at least equal to $500,000. The Commitments, once reduced or terminated, may not be reinstated.

                 SECTION 2.08. Use of Proceeds. The proceeds of all borrowings made by Borrower (a) under the Line of Credit, shall be used by the Borrowers solely to finance their working capital requirements, and (b) under the Revolving Credit Facility, shall be used by the Borrowers solely (i) for general corporate purposes in connection with the Borrowers' ordinary business affairs as currently conducted; and (ii) to finance capital expenditures of the Borrowers.

                 SECTION 2.09. Late Payments. If any payment is not made when due hereunder or under the Notes, whether at maturity, by acceleration or otherwise, and with respect to late payments of interest, after notice of default has been given and the expiration of the applicable grace period pursuant to SECTION 7.01(a) hereof, interest on the total of the unpaid principal amount then due and on all other amounts due thereunder shall accrue at a rate per annum equal to the Default Rate from the due date thereof until paid in full and the unpaid principal amount of the Notes, plus interest and all amounts due thereunder shall immediately be due and payable.

                 SECTION 2.10. Payments and Computations. (a) The Borrowers shall make each payment due hereunder and under the Notes not later than 1:00 P.M. (New York City time) on the date when due, in same day funds to the account of the Agent at its Lending Office or as otherwise directed by the Agent.

                          (b) The Borrowers hereby authorize the Agent, if and
to the extent payment owed to the Banks is not made when due hereunder or under the Notes, to apply any amount available under the Commitment or any credit balance to which Borrowers are entitled on any account of Borrowers with the Agent in satisfaction of any sums due and payable from Borrowers hereunder but unpaid. The Agent shall not be obligated to exercise any right given to it by this SECTION 2.10. The failure or delay of the Agent in exercising any such right shall not be deemed a waiver thereof and the rights available to the Agent under this SECTION 2.10 are in addition to any other right available to the Agent hereunder, at law or in equity.

                          (c) All computations of interest hereunder shall be
made by each Bank on the basis of a year of 360 days, in each case for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Agent of the Interest Rate hereunder shall be conclusive and binding for all purposes.

                 SECTION 2.11. Fees. To induce the Banks and the Agent to enter into this Agreement and to increase the Commitment, simultaneously with the execution and delivery hereof, Borrowers shall pay to the Agent such fees as shall be set forth and agreed to among the parties hereto pursuant to fee letters executed by the Borrowers.

                 SECTION 2.12. Application of Payments. The Agent shall have the absolute right to determine the order in which payments received under this Agreement and the Notes shall be applied to the amounts which are then due and payable hereunder, regardless of any application designated by the Borrowers; provided, however, that unless and until the occurrence of an Event of Default hereunder, all payments, including all prepayments, shall be applied first against any fees or expenses due and payable under this Agreement and the Notes or any other Loan Document, second against interest due under the Notes and then against the principal amount of the Notes, pro rata to each Bank's Commitment.

                 SECTION 2.13. Reserves; Additional Costs; Taxes. In the event that any applicable law, regulation or guideline or any interpretation thereof by any governmental authority charged with administration thereof, or any change therein, subjects the Banks to any tax of any kind whatsoever with respect to any Loan hereunder, or changes the basis of taxation of payments to the Banks of principal or interest payable on such Loans (except for the changes in the rate of tax based solely on the overall net income of the Banks) or imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets held by or deposits or other liabilities in or for the account of, or Loans made by, the Banks or imposes on the Banks, directly or indirectly, any of the conditions affecting such Loans or the cost of U.S. dollar deposits obtained by the Banks in the inter-bank market, and the result of any of the foregoing is to increase the cost to the Banks of making or maintaining such Loans by an amount which the Banks deem to be material, then Borrowers will pay to the Agent upon its demand the additional amount necessary to compensate the Banks for such additional cost. Absent manifest error, the Agent's statement shall be conclusive as to any additional amount to be paid. Borrowers shall pay to the Agent all principal of and interest on any such Loans free and clear of any and all present and future taxes, levies, imposts, duties, deductions, withholdings, fees, liabilities and similar charges. In the event Borrowers are or may become required to pay any such costs, Borrowers may elect to prepay any outstanding Loans, together with any such costs and any additional costs associated with such prepayment including, without limitation, any losses associated with redeployment of prepaid amounts at rates different from that borne by such prepaid Loans.


                                  ARTICLE III

                                    SECURITY

                 SECTION 3.01. Security Agreements; Collateral Assignment; Mortgages. (a) To secure the payment to the Banks of all sums due or to become due under this Agreement and under each Amended Revolving Credit Note, and the fulfillment of all other obligations of the Borrowers to the Banks and the Agent hereunder and under each Amended Revolving Credit Note and the Loan Documents, the Agent has previously received the following documents (collectively, the "Collateral Security Documents"):

                                  (i) a Second Amended and Restated Security
         Agreement, dated as of January 14, 1994, executed by each of the Borrowers (the "Security Agreement"), granting to the Banks a first priority lien and security interest in all assets, real and personal, and fixtures owned by the Borrowers accompanied by evidence satisfactory to the Bank that all UCC-1 financing statements or other recordable instruments have been filed and all other steps required to perfect the lien of the Banks thereunder have been taken; provided, however, that the Banks reserve their right to file UCC-1 financing statements, mortgages, deeds or other recordable instruments, or otherwise record their interest in any of the Borrowers' real property or fixtures at any time after the Closing Date hereof;

                                  (ii) an Amended and Restated Collateral
         Assignment Agreement, dated as of January 14, 1994, executed by each Borrower, (the "Collateral Assignment"), assigning to the Banks all of the Borrowers' respective rights and interest in all contracts, leases, licenses and agreements, accompanied by evidence satisfactory to the Banks that all UCC-1 financing statements have been filed and all other steps required to perfect the lien of the Banks thereunder have been taken; and

                                  (iii) the Mortgages and related documents
         granting to the Banks a first mortgage lien on and security interest in the Real Property including, without limitation, title insurance, opinions regarding title, a survey and UCC financing statements.

                          (b) The Borrowers shall each maintain, at their
expense, books and records pertaining to the Collateral in such detail, form and scope as the Agent shall, from time to time, reasonably require. Borrowers shall mark their respective records with appropriate notations satisfactory to the Agent disclosing that the Banks have been granted a security interest in the Collateral. Borrowers shall permit the Agent, and its respective employees, agents and representatives, reasonable access to the books and records of each Borrower and, further, to make copies thereof during business hours as may be necessary for the Agent to monitor compliance with the terms of this Agreement.

                          (c) The liens, security interests, encumbrances and
assignments granted, created or conveyed pursuant to any of the Collateral Security Documents or any other document shall be security for the payment and performance of any and all obligations, joint and several, of each of the Borrowers to the Banks and to the Agent.


                                   ARTICLE IV

                             CONDITIONS OF LENDING

                 SECTION 4.01. Conditions Precedent to the Loans. The obligation of the Banks to make the Loans is subject to the fulfillment of the following conditions precedent on or prior to the date of the initial borrowing of such Loans:

                          (a) The Agent shall have received Amended Revolving
                 Credit Notes substantially in the form of Exhibits A-1 and A-2 annexed hereto, each duly executed by each of the Borrowers;

                          (b) Each of the Collateral Security Documents, the
                 Comerica Note, the Environmental Indemnity and the Term Loan Agreement shall be in full force and effect;

                          (c) The Agent shall have received from counsel to the
                 Borrowers its opinion dated the Closing Date, substantially in the form of Exhibit B hereto annexed;

                          (d) The Agent shall have received such consents or
                 acknowledgments, with respect to such of the transactions hereunder, from such Persons as the Agent or its counsel may determine to be necessary or appropriate;

                          (e) The Agent shall have received certified copies of
                 resolutions of the Board of Directors or from the executive committee of the Board of Directors of each of the Borrowers authorizing the execution, delivery and performance by each Borrower of this Agreement, the borrowings hereunder and the execution, delivery and performance by each Borrower of the Loan Documents as are to be executed by it hereunder;

                          (f) The Agent shall have received (i) the
                 certificates of the Secretary of State of the jurisdiction of each Borrower's incorporation as to the due organization, valid corporate existence, good standing and charter documents on file of each Borrower, as of a recent date; and (ii) certificates of the Secretary or Assistant Secretary of each Borrower, dated the date of such borrowing, certifying (A) that the by-laws and the certificate of incorporation of such Borrower, as in effect on the date of delivery thereof to the Agent pursuant to the Original Credit Agreement, have not been amended, modified or supplemented since such date and remains in full force and effect on the date of such certification, or if amended, that attached is a true copy of any and all amendments to the by-laws or the certificate of incorporation, as the case may be, certified as of a recent date by the appropriate Secretary of State, and that such by-laws or certificate of incorporation, as the case may be, have not been further amended since the date of the amendment(s) furnished hereunder, and (B) the incumbency and signatures of the officers of each Borrower, executing this Agreement, the Notes and the Loan Documents being executed by it;

                          (g) The Agent shall have received a certificate of
                 the chief executive officer or president and another executive officer of each Borrower, dated the date of such Loan, to the effect that: (i) such Borrower has complied and is then in compliance with all of the terms, conditions and covenants of this Agreement, the Notes and the Loan Documents executed by it; (ii) no Default or Event of Default has occurred hereunder or thereunder, either before or after giving effect to the Loan requested; (iii) the representations and warranties of such Borrower contained in this Agreement, the Loan Documents or the Collateral Security Documents executed by it are true in all respects as if such representations and warranties had been made on such date, and (iv) such Borrower has no subsidiaries other than those that are listed on Schedule III attached hereto, and (v) such Borrower, on an unconsolidated basis, is solvent and can generally pay its Debts as they become due;

                          (h) The Agent shall have received payment with
                 respect to all fees;

                          (i) The Agent shall have received payment with
                 respect to all of the Total Costs;

                          (j) The Agent shall have received, in form and
                 substance satisfactory to each Bank, audited consolidated financial statements as at June 30, 1994 and for the periods then ended; unaudited consolidating financial statements as at September 30, 1994 and for the periods then ended; and unaudited consolidated and consolidating financial statements as at September 30, 1994 and for the periods then ended, in each case including notes, comments, schedules and supplemental data thereto (collectively, the "Financial Statements"), all of which shall have been prepared from the books and records of the Borrowers and their respective Consolidated Subsidiaries, on a consolidated basis, in accordance with GAAP consistently applied and maintained throughout the periods indicated and which shall fairly present the financial condition of each Borrower on a consolidating basis and of the Borrowers and their respective Consolidated Subsidiaries, taken as a whole on a consolidated basis, as at their respective dates and the results of their respective operations for the periods covered thereby;

                          (k) The Agent shall have received evidence
                 satisfactory to it that each Borrower and its Subsidiaries is insured against loss or damage under such policies of insurance, with such insurance companies and covering such risks as the Required Banks shall deem necessary or advisable, including, without limitation, casualty, public liability, business interruption and workers' compensation insurance, together with evidence that the Agent shall have been named as loss payee under such policies (other than policies for workers' compensation insurance);

                          (l) The Agent shall have received from each Borrower
                 a detailed aged receivable schedule with respect to the accounts receivable of such Borrower, which schedule shall be in form and substance satisfactory to the Required Banks updated to a date no more than seven (7) Business Days prior to the date hereof;

                          (m) The Agent shall have received a detailed aged
                 schedule of the Borrowers' Inventory, in form and substance satisfactory to the Required Banks and prepared by a Person acceptable to the Required Banks;

                          (n) Each Bank shall have completed a due diligence
                 review with respect to the Borrowers' financial condition and business operations, which review shall have been deemed satisfactory to the Banks;

                          (o) The Agent, at its option, shall have received a
                 timely Notice of Borrowing;

                          (p) There shall have been no material adverse change,
                 determined by the Agent in its reasonable discretion, in the financial condition or business condition or outlook of each Borrower and their respective Subsidiaries or in the Collateral;

                          (q) No suit, action, investigation, inquiry or other
                 proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any government, state or political subdivision thereof or any entity or agency shall be pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, the Notes or any Loan Document or any of the transactions contemplated hereby or thereby or (ii) which, in any such case, in the judgment of the Required Banks, could have a material adverse effect on (A) the transactions contemplated by this Agreement, the Notes or any Loan Document; or (B) the business, operations, condition (financial or otherwise) or prospects of any of the Borrowers or their respective Subsidiaries or the Collateral;

                          (r) The Agent shall have received the Intercreditor
                 in form and substance satisfactory to each Bank and its respective counsel; and

                          (s) The Agent or its counsel shall have received such
                 other and further approvals, opinions and documents as it or its counsel may have requested and all legal matters incident to this Agreement and the making of the Loans shall be satisfactory to the Agent's counsel.

                 SECTION 4.02. Conditions Precedent to Each Loan. The obligation of the Banks to make any Loans on or after the initial borrowing hereunder shall be subject to the Agent having received from each Borrower not less than one (1) Business Day's prior written notice of such borrowing, and to the fulfillment of the following conditions precedent:

                          (a) The Agent shall have timely received a Notice of
                 Borrowing with respect to such Loan;

                          (b) The representations and warranties contained in
                 this Agreement and the Loan Documents shall be true in all material respects on and as of the date of such Loan as though made on and as of such date (except as may otherwise be permitted in this Agreement), no Default or Event of Default hereunder or thereunder shall have occurred and be continuing, and Borrowers shall have complied and shall then be in compliance in all respects with all of the terms, covenants and conditions of this Agreement, the Notes and any Loan Document which is binding on them;

                          (c) If the Agent shall have so requested by notice to
                 the Borrowers, the Agent shall have received from Borrowers' counsel an opinion dated the date of such Loan, addressed to the Agent to the effect that there has been no material change in the opinion rendered to the Agent pursuant to SECTION 4.01(c) of this Agreement;

                          (d) The Agent shall have received payment of all of
                 the Total Costs; and

                          (e) The Agent shall have received such other and
                 further approvals, opinions and documents as may be reasonably requested by the Agent or its counsel and all legal matters incident to this Agreement and the making of such Loan shall be satisfactory to the Agent's counsel.

                 SECTION 4.03. Deemed Representations. Each and every Notice of Borrowing with respect to a Loan hereunder and/or any acceptance by a Borrower of the proceeds of any Loan made hereunder shall constitute a representation and warranty that the statements made in SECTIONS 4.01(p) and (q) and 4.02(b) are true and correct in all material respects both on and as of the date of such Notice of Borrowing or such advance, as though made on and as of such date (except as may be otherwise permitted in this Agreement).

                 SECTION 4.04. Refusal by the Banks to Make a Loan. Notwithstanding anything to the contrary contained herein, if, at any time, Borrowers seek or request disbursement of a Loan hereunder, and (a) any of the Banks shall reasonably deem itself materially dissatisfied with the creditworthiness of any of the Borrowers at that time, or (b) the Collateral, pursuant to an audited or internal review by the Borrowers' accountants or appraisals, has depreciated in market value from the date hereof, then the Banks shall not be obligated to make such Loan.


                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF BORROWER

                 SECTION 5.01. Representations and Warranties of Borrowers. Further in order to induce the Banks to enter into this Agreement and to extend the Commitment, Borrowers hereby each represent and warrant to the Banks and to the Agent as of the date hereof as follows:

                          (a) Borrowers do not hold any equity securities (or
                 warrants, options or other rights to acquire such securities) or other equity interests in any corporation, partnership or business venture other than those which are listed on Schedule III attached hereto, which contains, among other things, a complete and accurate list of the Subsidiaries of each Borrower, their jurisdiction of incorporation and percentage of such Borrower's ownership of the outstanding stock (or other interest) of each such Subsidiary. Borrowers are each corporations duly organized and validly existing in good standing under the laws of the jurisdiction of their incorporation. Opp and Phenix are each wholly-owned Subsidiaries of Johnston.

                          (b) Each Borrower has or at the time of the Closing
                 Date will have the corporate power, and the right and legal authority to execute, deliver and perform their respective obligations under this Agreement, the Notes and the Loan Documents, and each has, or at the time of the Closing Date will have, taken all corporate or other action necessary to authorize (a) the execution and delivery of, and the performance of their respective obligations under, this Agreement, the Notes, the Loan Documents and the making of borrowings under this Agreement. This Agreement, the Notes and the Loan Documents each constitutes, or at the time of delivery thereof will constitute a legal, valid and binding obligation of each Borrower, enforceable against it in accordance with its respective terms, and the Collateral Security Documents, when executed and delivered in accordance with this Agreement will create in favor of the Banks valid, continuing first liens on substantially all of the assets, real and personal, and the fixtures owned by each Borrower ("Collateral"); and when financing statements, mortgages or other recordable documents have been filed and recorded and other steps required to perfect the Banks' liens thereunder have been taken, they will create in favor of the Banks valid, fully perfected liens on the Collateral, except in each case as enforceability may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally. No consent of any person, and no consent, license, approval, authorization of, or registration of or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by any Borrower, or the validity, of this Agreement, any Loan Document or the Notes or the borrowings by Borrowers under this Agreement.

                          (c) Neither the execution, delivery or performance by
                 the Borrowers of this Agreement, any Loan Document or the Notes will violate or contravene any provisions of any existing law or regulation, or of the certificate of incorporation or By-Laws of any of the Borrowers. Neither the execution, delivery or performance by the Borrowers of this Agreement, any Loan Document or the Notes will violate or contravene any provisions of any order or decree of any court, governmental authority, bureau or agency, or any mortgage, indenture, security agreement, contract, undertaking or other agreement or instrument to which any Borrower or their respective Subsidiaries is a party or which purports to be binding upon any of them or any of their property or assets; and the execution, delivery and performance by the Borrowers of this Agreement, the Loan Documents and the Notes will not result in the creation or imposition of any lien, charge or encumbrance on, or security interest in, any of the properties of the Borrowers or their respective Subsidiaries pursuant to the provisions of any such mortgage, indenture, security agreement, contract, undertaking or other agreement or instrument.

                          (d) No litigation or administrative proceeding of or
                 before any court or governmental body or agency is now pending, nor, to the knowledge of any of the Borrowers, is any such litigation or proceeding now threatened against any Borrower or their respective Subsidiaries or any of their properties, which, if adversely determined, would have a material adverse effect on the financial condition, business or operations of the Borrowers or their respective Subsidiaries, nor, to the best of any of their knowledge, is there a valid basis for the initiation of any such litigation or proceeding.

                          (e) Except as otherwise disclosed in Schedule I
                 attached hereto or in the Financial Statements, the Borrowers and their respective Consolidated Subsidiaries have good and marketable title to all their respective properties and assets, real and personal, subject to no mortgage, security interest, pledge, Lien, charge, encumbrance or title retention or other security agreement or arrangement of any nature whatsoever, except for bill and hold arrangements made in the ordinary course of business.

                          (f) To the best of their knowledge based upon a good
                 faith investigation, none of the Borrowers nor any of their respective Subsidiaries is in default in the payment or performance of any of their obligations for the payment of money or under any lease, franchise, indenture, mortgage, deed of trust, material agreement or other instrument to which they are a party or by which any of them or any of their properties may be bound.

                          (g) Except as otherwise disclosed in the Financial
                 Statements and on Schedule I attached hereto, there are no outstanding contracts of guaranty or suretyship made by any of the Borrowers or their respective Subsidiaries nor are any of the Borrowers or their respective Consolidated Subsidiaries subject to any other material contingent liability or obligation, except for the Secured Guaranties, the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

                          (h) To the best of their knowledge based upon a good
                 faith investigation, Borrowers and their respective Subsidiaries have filed all federal and state and local and foreign tax returns which are required to be filed and have paid, or made adequate provision for the payment of, all taxes which have or may become due pursuant to said returns or to assessments received by the Borrowers or their respective Subsidiaries and the Borrowers and their respective Subsidiaries have made adequate provision for all current taxes.

                          (i) Each of the Borrowers and their respective
                 Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct their business substantially as now conducted and as presently proposed to be conducted, and none of the Borrowers nor any of their respective Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing.

                          (j) Each of the Borrowers and their respective
                 Subsidiaries is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstance exists which constitutes grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; none of the Borrowers nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan; each of the Borrowers and each of their ERISA Affiliates has met its minimum funding requirements under ERISA with respect to all of its Plans; and none of the Borrowers nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

                          (k) The Financial Statements of the Borrowers which
                 have been delivered to the Agent on or prior to the date hereof present fairly the financial condition of each Borrower and its Consolidated Subsidiaries, and of all the Borrowers and their respective Consolidated Subsidiaries, taken as a cumulative whole, on a consolidated basis, as of the dates and for the periods set forth therein. As of the Closing Date, none of the Borrowers nor any of their respective Consolidated Subsidiaries have had contingent or fixed liabilities other than as indicated in such Financial Statements which may be material to the ability of the Borrowers or their respective Consolidated Subsidiaries to perform any of their obligations under the Loan Documents. All of such Financial Statements, including the notes relating thereto, have been prepared in accordance with GAAP consistently applied through the period involved. Such Financial Statements and related notes are correct and complete in all material respects and fairly present the consolidated financial position and results of operations and changes in financial position of the Borrowers and their respective Consolidated Subsidiaries as of the respective dates thereof and for the periods indicated and disclose all material liabilities of the Borrowers and their respective Consolidated Subsidiaries as of the respective dates thereof. Since September 30, 1994 there has been no material adverse change in the business or financial condition of any of the Borrowers or their respective Consolidated Subsidiaries.

                          (l) None of the Borrowers nor any of their respective
                 Consolidated Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock or margin securities (within the meaning of Regulations G, T, U and X issued by the Board of Governors of the Federal Reserve System), and no proceeds of any of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or margin securities or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin securities. None of the transactions contemplated by this Agreement will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended.

                          (m) The representations and warranties of Borrowers
                 in this Agreement and in each of the Loan Documents are true, complete and correct in all material respects, and each Borrower hereby confirms each such representation and warranty as being true, complete and correct in all material respects with the same effect as if set forth in its entirety herein.

                          (n) None of the Borrowers or any of their respective
                 Consolidated Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, or a company "controlled by an investment company" that is required to register under such Act as amended. None of the Borrowers or their respective Consolidated Subsidiaries is subject to regulation under any federal or state statute or regulation which limits their respective ability to incur Debt.

                          (o) The original or duplicate policies of insurance
                 or certificates of insurers furnished by Borrowers to the Agent concurrently with or prior to the execution and delivery of this Agreement evidence (i) the general public liability insurance in force against claims for bodily injury, death or property damage occurring on, in or about Borrowers' properties in connection with the respective businesses of the Borrowers and (ii) insurance with respect to the assets of each Borrower, including, without limitation, any Real Property, against loss or damage by fire, lightning, flood and other risks from time to time included under "extended coverage" policies in amounts as are customary for companies engaged in similar businesses and owning and operating similar properties similarly situated.

                          (p) Schedule I is a complete and correct list of all
                 Unfunded Vested Liabilities, all Secured Guaranties issued or to be issued as of the date hereof, and all credit agreements, indentures, purchase agreements, guaranties, Capital Leases and other investments, agreements and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which any Borrower or any of their respective Subsidiaries is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor which are material to the business, properties or condition, financial or otherwise of the Borrowers or any Subsidiary, or which have an aggregate fair market value greater than $250,000, are correctly described or indicated in such Schedule.

                          (q) To the best of the Borrowers' knowledge, after
                 due inquiry and investigation, no toxic substances, hazardous substances or hazardous waste (as the terms are defined in the Comprehensive Environmental Response, Comprehensive Liability Act, 42 U.S.C. Sec. 6901, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 9601 et seq., or any other applicable federal, state or municipal law, regulation, ordinance or requirement, all as amended or hereinafter amended) and no asbestos or asbestos-containing materials, and no oils, petroleum-derived compounds or pesticides (hereinafter referred to as "Hazardous Materials") are located on or about the Real Property or on any other property used by any of the Borrowers or any of their respective Subsidiaries in connection with their respective businesses in such a manner as may require remediation under any applicable law, and the Real Property and such other properties do not contain any underground tanks for the storage or disposal of Hazardous Materials, except that Phenix has two (2) underground storage tanks on its Real Property. Further, (i) the Real Property and such other properties have not previously been used by any of the Borrowers or any of their respective Subsidiaries, or to the best of their knowledge, by others for the storage, manufacture or disposal of Hazardous Materials, (ii) no complaint, order, citation or notice with regard to air emissions, water discharges, noise emissions, or Hazardous Materials, if any, or any other environmental, health, or safety matters affecting the Real Property, or any portion thereof, from any Person has been issued to any of the Borrowers or any of their respective Subsidiaries which has not been remedied or cured, and (iii) the Borrowers and their respective Subsidiaries have complied in all material respects with all federal, state and local environmental laws and regulations affecting their real property and such other properties.

                          (r) All statements contained in this Agreement and
                 all information, reports and other papers and data furnished to the Banks by or on behalf of the Borrowers in connection with this Agreement are accurate, correct and complete in all material respects.


                                   ARTICLE VI

                           COVENANTS OF THE BORROWERS

                 SECTION 6.01. Affirmative Covenants. Each Borrower covenants and agrees that from and after the date of execution hereof and so long as any amount may be borrowed hereunder or remains unpaid on account of any Amended Revolving Credit Note, or the Borrowers shall have any obligation to the Banks or to the Agent hereunder or pursuant hereto, Borrowers shall comply, and cause each of their respective Consolidated Subsidiaries to comply, with each of the following obligations:

                          (a) The Borrowers shall duly and punctually pay the
                 principal and interest on each Amended Revolving Credit Note, the Revolving Credit Commitment Fee and any other fees and amounts due under this Agreement, each Amended Revolving Credit Note, any fee letter(s) or any other Loan Document.

                          (b) Borrowers shall furnish to each Bank:

                                  (i) within 120 days after the end of each
                          fiscal year of the Borrowers, a consolidated balance sheet and income statement and consolidated statement of cash flow of all of the Borrowers and their respective Consolidated Subsidiaries on a fully consolidated basis, and a consolidating balance sheet and income statement and consolidating statement of cash flow of each of the Borrowers, for such fiscal year setting forth the corresponding figures of the previous annual audit in comparative form, all in reasonable detail and all prepared in accordance with GAAP, audited and certified by Deloitte & Touche or other independent accountants of national standing selected by the Borrowers and acceptable to the Required Banks, each of which shall be accompanied by a certificate of the chief financial officer of Johnston calculating the Consolidated Tangible Net Worth, Adjusted Tangible Net Worth, Net Cash Flow Coverage Ratio, Current Ratio, Leverage Ratio, Interest Coverage Ratio, capital expenditures and Working Capital of the Borrowers and their respective Consolidated Subsidiaries, on a fully consolidated basis as of the end of the fiscal year of the Borrowers;

                                  (ii) within 60 days after the end of each of
                          the first three quarters of each fiscal year of the Borrowers, a consolidated balance sheet as of the end of such quarter and consolidated year-to-date income statement and consolidated year-to-date statement of cash flow of all of the Borrowers and their respective Consolidated Subsidiaries, on a fully consolidated basis, and consolidating balance sheet as of the end of such quarter and consolidating year-to-date income statement and consolidating year-to-date statement of cash flow of each of the Borrowers and their respective Consolidated Subsidiaries, all in reasonable detail and setting forth in comparative form the corresponding figures of the previous fiscal year, prepared in accordance with GAAP and certified by the chief financial officer of each Borrower, and a certificate of the chief financial officer of Johnston calculating the Consolidated Tangible Net Worth, Adjusted Tangible Net Worth, Current Ratio, Leverage Ratio, Interest Coverage Ratio, capital expenditures and Working Capital of the Borrowers and their respective Consolidated Subsidiaries for the preceding fiscal quarter then ended, on a fully consolidated basis;

                                  (iii) within 30 days after the end of each
                          calendar month, a certificate of the chief financial officer of Johnston setting forth with respect to each Borrower (i) the changes in capital expenditure proposals and/or projections of each Borrower, and of all the Borrowers and their respective Consolidated Subsidiaries on a fully consolidated basis, (ii) a statement of backlog position of each of the Borrowers, and of all the Borrowers and their respective Consolidated Subsidiaries on a fully consolidated basis, setting forth comparative figures or corresponding dates for the previous fiscal year, and (iii) management (internal) financial statements for each Borrower and its respective operating Subsidiaries, and for all the Borrowers and their respective Consolidated Subsidiaries on a fully consolidated basis, in form satisfactory to the Required Banks;

                                  (iv) within 30 days after the end of each
                          quarter of each fiscal year of the Borrowers, a detailed aged receivable and Inventory report as at the end of such quarter in form satisfactory to the Agent;

                                  (v) simultaneously with the delivery of the
                          financial statements referred to in SECTIONS
                          6.01(b)(i) and (ii) above, a certificate of the chief financial officer of Johnston certifying that to the best of his knowledge, no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and at all other times, prompt notice in writing to each Bank of the occurrence of any Default or Event of Default with any such notice being deemed a Notice of Default for purposes of this Agreement;

                                  (vi) if requested by the Required Banks,
                          simultaneously with the delivery of the annual financial statements referred to in SECTION 6.01(b)(i), a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof;

                                  (vii) promptly after the commencement
                          thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any of the Borrowers or any of their respective Subsidiaries which, if determined adversely to the Borrowers or such Subsidiary, could have a material adverse effect on the financial condition, properties, or operations of any of the Borrowers or such Subsidiary;

                                  (viii) promptly after the filing or receiving
                          thereof and if requested by the Required Banks, copies of all reports and notices which the Borrowers or any Subsidiary files with or receives from the PBGC or the U.S. Department of Labor under ERISA, except that the annual reports that the Borrowers or any Subsidiary files with the PBGC or the U.S. Department of Labor under ERISA shall always be delivered, and each certificate of the chief financial officer to be delivered under SECTION 6.01(b)(ii) shall include a statement that no Reportable Event or Prohibited Transaction has occurred with respect to any Plan; and as soon as possible and in any event within 10 days after the Borrowers or any of their respective Subsidiaries knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Borrowers or any such Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, the Borrowers will deliver to each Bank a certificate of the chief financial officer of the Borrowers setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination and the action the Borrowers propose to take with respect thereto;

                                  (ix) promptly after the furnishing thereof,
                          copies of any statement or report furnished to or received from any other party pursuant to the terms of any indenture, stock pledge, loan or credit or similar agreement and not otherwise required to be furnished to the Banks pursuant to any other clause of this SECTION 6.01;

                                  (x) promptly after the sending or filing
                          thereof, copies of all proxy statements, financial statements and reports which the Borrowers or any of their respective Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, including, without limitation, annual budgets, management letters and shareholder reports and all registration or other statements which the Borrowers or any of their respective Subsidiaries file with, or receive from any Person related to any of the Borrowers with respect to, the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange;

                                  (xi) within 90 days upon the Agent's request,
                          an updated title report, and within 90 days upon the Agent's request, a current Phase I environmental report and/or a current appraisal of the plant, Real Property and equipment of the Borrowers, in form and substance satisfactory to the Agent;

                                  (xii) copy of each Secured Guaranty executed
                          by Johnston and delivered to FUNB (or any other bank or financial institution) within 10 days of issuance; and

                                  (xiii) such other information respecting the
                          condition or operations, financial or otherwise, of each Borrower or any of their respective Subsidiaries as any of the Banks from time to time may reasonably request.

                          (c) Borrowers shall, and shall cause their respective
                 Subsidiaries to, pay and discharge, in the ordinary course of business, all of their respective obligations and liabilities (including, without limitation, tax liabilities and other governmental charges, but excluding intercompany obligations and liabilities unless the failure to pay and discharge such obligations or liabilities would have a material adverse affect on Borrowers or such Subsidiaries or on any of their properties or assets), except where the same may be contested in good faith by appropriate proceedings, and maintain in accordance with GAAP appropriate accruals for any of the same.

                          (d) Each Borrower shall, and shall cause its
                 respective Subsidiaries to, maintain their respective corporate existence, rights and franchises necessary to continue their respective businesses in the manner historically conducted and to comply with all laws and regulations and agreements applicable to them and their property and operations, the non-compliance with which could affect adversely their respective businesses, properties or financial condition, and maintain the properties used or useful in their respective businesses in good working order and condition.

                          (e) Borrowers shall, and shall cause their respective
                 Subsidiaries to, permit any authorized representative designated by any Bank to visit and inspect the properties of the Borrowers or their respective Subsidiaries including their respective books of account, and to discuss their affairs, finances and accounts with appropriate officers, at such reasonable times and as often as may be reasonably requested by such Bank.

                          (f) Borrowers shall, and cause their respective
                 Subsidiaries to, keep their assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, extended coverage and explosion in amounts sufficient to prevent Borrowers or their respective Subsidiaries from becoming a co-insurer and not in any event less than for full coverage (i.e. not replacement) value, and maintain with financially sound and reputable insurers, or state or other governmentally operated insurance funds, comprehensive general liability insurance against other hazards and risks and liability to persons and property to the extent and in amounts deemed acceptable, from time to time, by the Required Banks. Borrowers shall cause the Agent to be named as co-insured and the loss payee on any such property insurance.

                          (g) Borrowers shall, and shall cause their respective
                 Subsidiaries to, keep accurate records and books of account in which full, accurate and correct entries will be made of all dealings or transactions in relation to their respective businesses and affairs.

                          (h) Borrowers shall, and shall cause their respective
                 Subsidiaries to, duly comply in all material respects with all laws applicable to them and their respective properties, operations, business and employees, unless Borrowers are, in good faith, contesting such laws.

                          (i) Borrowers agree to pay, and protect, indemnify
                 and save harmless each of the Banks and the Agent and, in their respective capacity as such, their respective officers, directors, shareholders, controlling persons, employees, agents and servants from and against, all liabilities, losses, claims, damages, penalties, causes of action, suits, judgments, costs, expenses or disbursements (including, without limitation, reasonable attorneys' fees and expenses) of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Banks or the Agent in any way relating to or arising out of this Agreement, the Notes, Collateral Security Documents, any other Loan Documents or any documents contemplated by or referred to therein or the transactions contemplated thereby, provided that Borrowers will not be liable to the Banks or the Agent for such liabilities, losses, claims, damages, penalties, causes of action, suits, judgments, costs, expenses or disbursements (including, without limitation, attorneys' fees) or judgments arising from the Banks' or the Agent's gross negligence or willful misconduct. The Banks and the Agent agree that with respect to any action, suit or proceeding against any of them, or any of their respective officers, directors, shareholders, controlling persons, employees, agents and servants, in respect of which indemnity may be sought hereunder, that they will give written notice of the commencement of such action to Borrowers within 15 Business Days after any of them is made a party to such action. Upon receipt of any such notice by Borrowers, Borrowers shall be entitled to assume the defense of such action, including the employment of counsel and the payment of all expenses in connection with such defense, and shall have the right to negotiate and consent to settlement. Any indemnified party shall have the right to employ separate counsel in any such action against it and to participate in the defense thereof, and the fees and expenses of such counsel shall be at the expense of the Banks or the Agent, as the case may be. Notwithstanding the foregoing, Borrowers shall not have the right to defend the indemnified party in any action or proceeding if such indemnified party has been advised by its own counsel that there are legal defenses available to such indemnified party which are different from, additional to or conflict with the defenses available to Borrowers, in which case, the fees and expenses of such separate counsel to such indemnified party shall be at the expense of the Borrowers. Borrowers shall not be liable for any settlement of any such action effected without its consent; but if any such action is settled with the consent of Borrowers or if there be a final judgment for the plaintiff in any such action, Borrowers shall indemnify and hold harmless each indemnified party from and against any losses, claims, damages, liabilities or expenses incurred or suffered by reason of such settlement of judgment, except as otherwise set forth herein. The provisions of this
                 Section 6.01(i) shall survive the repayment in full of the Notes and the satisfaction of all obligations of the Borrowers under this Agreement and the Collateral Security Documents.

                          (j) Borrowers shall notify the Agent of any
                 acquisition or disposition of the equity ownership of Johnston which is subject to reporting requirements of

                 Section 13(d) of the Securities and Exchange Act of 1939, as amended, promptly after knowledge (whether actual or constructive) thereof.

                          (k) Borrowers hereby agree to perform all covenants
                 contained in each of the Collateral Security Documents with the same effect as if set forth in its entirety herein.

                          (l) None of the Borrowers has failed to perform any
                 acts or omitted any action or steps which would cause any of the Borrowers to be in violation of any of the covenants, terms and conditions of this Agreement and of any of the Loan Documents.

                 SECTION 6.02. Negative Covenants. The Borrowers covenant and agree that from and after the date of execution hereof and so long as any amount may be borrowed hereunder or remains unpaid on account of any Amended Revolving Credit Note, or Borrowers shall have any obligation to the Banks or the Agent hereunder or pursuant hereto, Borrowers shall not, and shall not permit their respective Subsidiaries to, without the prior written consent of the Required Banks in each instance:

                          (a) Restriction on Debt. Incur, create, assume,
                 guarantee or suffer to exist, or become or remain liable, directly or indirectly, for or on account of any Debt except:

                                  (i) Debt to the Banks hereunder, including
                          the Senior Facilities and under the Notes;

                                  (ii) Permitted Debt, including all renewals,
                          extensions or refinancings thereof provided that the principal amount thereof does not increase;

                                  (iii) Secured Guaranties, including all
                          renewals, extensions or refinancings thereof, provided that the aggregate principal amount thereof does not at any time exceed $8,500,000;

                                  (iv) Debt of any of the Borrowers or their
                          respective Subsidiaries, which is secured by purchase money Liens permitted under SECTION 6.02(d);

                                  (v) Debt of the Borrowers to one another or
                          to any Subsidiary, or of any Subsidiary to a Borrower, or of any Subsidiary to any other Subsidiary;

                                  (vi) Debt for borrowed money which is short
                          term (i.e., Debt which by its terms matures no more than one year from the date incurred) that is not otherwise allowed pursuant to this SECTION 6.02(a), provided, however, that (i) no Event of Default, or event which with the passage of time or giving of notice or both would constitute an Event of Default shall have occurred and be continuing or shall occur immediately after giving effect to such borrowing,
                          (ii) the Borrowers and their respective Subsidiaries are free of any such Debt (unless otherwise allowed pursuant to this SECTION 6.02(a) for a period of at least 60 consecutive days in the immediate preceding twelve month period and (iii) such Debt is unsecured and subordinate, with respect to the Borrowers, to amounts owed under the Senior Facilities, by agreements in form and substance satisfactory to the Agent;

                                  (vii) Long Term Debt that is not otherwise
                          allowed pursuant to this SECTION 6.02(a), provided that (x) no Event of Default, or event which with the passage of time or giving of notice or both would constitute an Event of Default, shall have occurred and be continuing or shall occur as a result of such borrowing and (y) such Debt is unsecured and subordinated to existing Debt of the Borrowers or their respective Subsidiaries, as appropriate, and, with respect to the Borrowers, to amounts owed under each of the Senior Facilities, by agreements in form and substance satisfactory to the Agent; and

                                  (viii) Increases in existing Unfunded Vested
                          Liabilities, provided that such increases do not result from benefit increases voluntarily granted by Borrowers or a Subsidiary (it being understood that there shall in all events be permitted such increases as may result from any requirements for continued qualification of the subject Plan, or from reasonable modifications agreed to by Borrower's consulting actuary based on computations or actuarial assumptions).

                          (b) Merger and Sale of Substantially All Assets.
                 Merge or consolidate with any other Person, or sell, lease or otherwise transfer to any Person all or substantially all of its assets or permit any Subsidiary to do so, except for transfer of assets, consolidations or mergers (i) among the Borrowers, (ii) among the Consolidated Subsidiaries of the Borrowers, or transfers of assets to, consolidations with, or mergers into, any Person whose business is related to the textile industry, provided that the surviving entity is one of the Borrowers or a Consolidated Subsidiary of any of the Borrowers.

                          (c) Collateral. Sell, assign, discount or otherwise
                 dispose of all or any portion of the Collateral, other than in the ordinary course of business, or permit anything to be done to any Collateral that materially impairs the value of any Collateral or the security interest intended to be afforded by this Agreement and/or any Collateral Security Document.

                          (d) Liens. Create, assume, incur or suffer to exist any lien, charge, mortgage, deed of trust, pledge, security interest or other encumbrance with respect to any Collateral and on any of the Borrowers' or their respective Subsidiaries' assets, other than:

                                  (i) Liens securing the Loans hereunder or any
                 other Liens granted in favor of all of the Banks;

                                  (ii) Liens for taxes or assessments or other
                 government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

                                  (iii) Liens arising by operation of law, such
                 as mechanic's, materialmen's, landlord's, warehousemen's, carrier's and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than 30 days, or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

                                  (iv) Liens under workmen's compensation,
                 unemployment insurance, social security or similar legislation (other than ERISA);

                                  (v) Liens, deposits or pledges to secure the
                 performance of bids, tenders, contracts (other than contracts for the payment of money), leases (to the extent permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

                                  (vi) judgment and other similar Liens arising
                 in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

                                  (vii) easements, rights-of-way, restrictions
                 and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Borrowers or any of their respective Subsidiaries of the property or assets encumbered thereby in the normal course of their business or materially impair the value of the property subject thereto;

                                  (viii) Liens securing obligations of one
                 Borrower to another Borrower, or of a Borrower to a

                 Subsidiary, or of a Subsidiary to a Borrower or another Subsidiary;

                                  (ix) purchase money Liens on any property
                 hereafter acquired (including that certain Deed to Secure Debt and Assignment of Rent granted by Johnston to FUNB in the principal amount of $1,325,000 dated as of August 20, 1993 in connection with the purchase of an office building in Columbus, Georgia) or the assumption of any Lien on property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease, provided that:

                                        (1) any property subject to any of the
                                  foregoing is acquired by the Borrowers or any of their respective Subsidiaries in the ordinary course of their business and the Lien on any such property is created contemporaneously with such acquisition;

                                        (2) the obligation secured by any Lien
                                  so created, assumed or existing shall not exceed 100% of the lesser of cost or fair market value as of the time of acquisition of the property covered thereby to the Borrowers or such Subsidiary acquiring the same;

                                        (3) each such Lien shall attach only to
                                  the property so acquired and fixed
                                  improvements thereon;

                                        (4) the obligations secured by such
                                  Lien are permitted by the provisions of
                                  SECTION 6.02(a).

                                  (x) Liens existing on the date hereof and set
                 forth on Schedule I hereto, provided that there are no renewals of such Liens or extensions of such Liens to property other than property now subject to such Liens, or to secure amounts of Debt greater than such amounts as existing on the date hereof, as such Debt is set forth in Schedule I hereto, or other Liens existing on the date hereof but not required to be disclosed in Schedule I;

                                  (xi) any security interest of any factoring
                 concern in the accounts receivable of Opp or Phenix pursuant to maturity factoring arrangements, provided that no advances against such factored receivables are created prior to maturity of the accounts receivable so factored;

                                  (xii) the security interest of FUNB (or other
                 bank or financial institution) in the Collateral in connection with the Secured Guaranties as permitted by
                 SECTION 6.02(a); and

                                  (xiii) other Liens not exceeding, in the
                 aggregate, $500,000 at any one time outstanding for the Borrowers and their respective Subsidiaries taken as a whole.

                          (e) Leases. Create, incur, assume or suffer to exist, or permit any of Subsidiaries to create, incur, assume or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except: (i) leases (inclusive of Capital Leases and Operating Leases) existing on the date of this Agreement and any extensions or renewals thereof; (ii) leases (other than Capital Leases) which do not in the aggregate require the Borrowers and their respective Subsidiaries, on a consolidated basis, to make payments (including taxes, insurance, maintenance and similar expenses required under the terms of any lease) in any fiscal year of the Borrowers in excess of $2,000,000; and (iii) Capital Leases permitted by SECTION 6.02(a).

                          (f) Investments. Make, or permit any of its Subsidiaries to make any loan or advance or capital contribution to, or guaranty directly or otherwise, on a contingent or any other basis, the Debt of, any Person (including any Affiliate or Unrestricted Subsidiary) or purchase, exercise an option to purchase or otherwise acquire, or permit any such Subsidiary to purchase, exercise an option to purchase or otherwise acquire, any capital stock, assets, obligations or other securities of, or otherwise invest in, or acquire any interest in, or pay cash dividends (whether regular or extraordinary) from July 1, 1991 and thereafter to, or purchase or redeem stock of, any Person, Affiliate or Unrestricted Subsidiary (any such loan, advance, capital contribution, guaranty, purchase, investment or dividend payment hereinafter collectively referred to as the "Restricted Investments"), except: (i) direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition; (ii) commercial paper of a domestic issuer rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service, Inc.; (iii) certificates of deposit with maturities of one year or less from the date of acquisition, repurchase agreements and bankers acceptances issued or purchased by any commercial bank operating within the United States of America having capital and surplus in excess of $200,000,000; (iv) capital stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrowers or any of their respective Subsidiaries; (v) intercompany transactions among the Borrowers; and (vi) Acceptable Acquisitions and
         (vii) the Secured Guaranties to the extent permitted under SECTION 6.02(a)(iii) (the aforesaid investments in clauses (i) -

         (vii), collectively referred to as the "Permitted Investments"); provided, however, that Borrowers and their respective Subsidiaries may make such Restricted Investments or otherwise invest in or acquire any interest in any Person, provided that the aggregate investments at any time made pursuant to this SECTION 6.02(f), excluding the Permitted Investments, do not, at any time, exceed the following amount (the "Aggregate Restrictive Investment Amount"): an amount which is the lesser of (x) 20% of total assets of the Borrowers and their respective Consolidated Subsidiaries, on a fully consolidated basis, as of the date of determination thereof, or (y) $13,500,000, plus 50% of cumulative Consolidated Net Income of the Borrowers and their Consolidated Subsidiaries for the period commencing on July 1, 1991, minus 100% of cumulative net losses for the Borrowers and their respective Consolidated Subsidiaries for such period, as calculated as of the end of each fiscal quarter of the Borrowers with reference to the financial statements of the Borrowers and their respective Consolidated Subsidiaries for such quarter. For the purposes of this
         SECTION 6.02(f), any purchase money obligation owing to Borrowers or their respective Subsidiaries created upon any sale permitted under this Agreement shall not be deemed to be a Restricted Investment.

                          (g) Sale of Assets. Except in the ordinary course of business, sell, lease, assign, transfer or otherwise dispose of, or permit any Subsidiary to sell, lease, assign, transfer or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of such Subsidiaries, receivables and leasehold interests) except: (i) the sale or other disposition of assets no longer used or useful in the conduct of its business; (ii) that any Consolidated Subsidiary or Borrower may sell, lease, assign, or otherwise transfer its assets to any other Borrower or to another Consolidated Subsidiary; (iii) the sale of any accounts receivable pursuant to factoring arrangements referred to in SECTION 6.02(d); and (iv) assets to a partnership or joint venture in connection with an Acceptable Acquisition as defined in clause (y) of the definition of Acceptable Acquisition.

                          (h) Acquisitions. Make any Acquisition other than an Acceptable Acquisition.

                          (i) Obligations of Third Persons. Guarantee, endorse or otherwise in any way be or become responsible or permit any Subsidiary to guarantee, endorse or be or become responsible, in any way, for obligations of any Person, whether by agreement to purchase Debt, or agreement for furnishing funds through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging any Debt or obligation of any other Person, or agreement to maintain minimum working capital or net worth of any Person, or otherwise, except (i) guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (ii) letters of credit issued in the ordinary course of business provided that the aggregate amount of letters of credit do not exceed $250,000 outstanding in the aggregate for the account of the Borrowers and their respective Subsidiaries taken as a whole; (iii) Secured Guaranties; (iv) other guaranties not otherwise expressly permitted herein arising in the ordinary course of business which do not exceed $500,000 in the aggregate at any one time outstanding for the Borrowers and their respective Subsidiaries taken as a whole; (v) any guaranty existing on the date hereof and any renewals thereof and which are permitted under SECTION 6.02(f) hereof; and (vi) any other guarantee, not otherwise allowed pursuant to this
         SECTION 6.02(i), provided that (x) no Event of Default, or event which with the passage of time or giving of notice or both would constitute an Event of Default shall have occurred and be continuing hereunder or shall occur as a result of such guarantee and (y) the obligations created by such guarantees are subordinated in a manner satisfactory to the Required Banks to existing Debt of the Borrowers or such Subsidiary, as appropriate, and, with respect to each Borrower, to amounts owed under each of the Senior Facilities, by agreements in form and substance satisfactory to the Agent.

                          (j) Stock. Declare or pay cash dividends on any shares of any class of its capital stock, or apply any of its property or assets to the purchase, redemption or other retirement of, or set apart any sum for the payment of dividends on, or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital stock or otherwise in respect of, any shares of any class of its capital stock, except (i) dividends on the common stock of Phenix and Opp, (ii) dividends on the common stock of any of the Consolidated Subsidiaries of the Borrowers to any of the Borrowers, (iii) Johnston may declare and deliver dividends and purchase or redeem common stock or make distributions as aforesaid in accordance with SECTION 6.02(f) hereof, up to an amount which does not, in the aggregate, exceed the Aggregate Restrictive Investment Amount, and (iv) Borrowers may purchase or otherwise acquire shares of its capital stock by exchange for or out of proceeds received from a substantially concurrent issue of new shares of its capital stock.

                          (k) Affiliates. Enter into or permit any Subsidiary to enter into any transaction (including without limitation, the purchase, sale or exchange of securities or other property or the rendering of any service) with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of its business upon fair and reasonable terms no less favorable to it as it would obtain in an arm's length transaction with a Person not an Affiliate, and which would not otherwise violate SECTION 6.02(f) hereof.

                          (l) Use, Operation, etc. of Collateral. Use, service, repair, operate or locate (or cause to be used, serviced, repaired or operated) any of the Collateral (i) in violation of any law, rule, regulation, order, or ordinance of any Person having jurisdiction of the Collateral, and (ii) in any area excluded from insurance coverage as required by the terms of this Agreement.

                          (m) Change of Ownership. Opp or Phenix to undergo a change in equity ownership or Johnston to undergo a change in more than 15% of its equity ownership.

                          (n) Use of Proceeds. Use the proceeds of the Loans for any purpose other than as set forth in SECTION 2.08.

                          (o) Nature of Business. Make any material change in the nature or scope of any of the Borrowers' or their respective Subsidiaries' businesses, including, without limitation, material changes in accounting policies and practices and changes in the fiscal year of any of the Borrowers or their Consolidated Subsidiaries.

                 SECTION 6.03. Financial Covenants. The Borrowers covenant and agree that from and after the date of execution hereof and so long as any amount may be borrowed hereunder or remains unpaid on account of any Amended Revolving Credit Note, or Borrowers shall have any obligation to the Banks or the Agent hereunder or pursuant hereto, Borrowers shall not, and shall not permit their respective Subsidiaries to, without the prior written consent of the Required Banks in each instance:

                          (a) Senior Facilities. Permit the aggregate principal amount of credit extended under the Senior Facilities (i) to exceed $55,500,000 at any one time outstanding, or (ii) plus the Secured Guaranties to exceed $64,000,000 at any one time outstanding.

                          (b) Capital Expenditures. Incur or commit to any capital expenditures, as determined in accordance with GAAP, that would result in a violation of any other provision of this Agreement.

                          (c) Debt. Incur or permit total debt for borrowed money under the Senior Facilities to exceed consolidated shareholders' equity at any time, as determined in accordance with GAAP.

                          (d) Working Capital. Permit Working Capital to be less than $20,000,000 for the period commencing on the Closing Date and at all times thereafter.

                          (e) Adjusted Tangible Net Worth. Permit its Adjusted Tangible Net Worth for the period commencing on the Closing Date and at all times thereafter to be less than $40,000,000.

                          (f) Leverage Ratio. Permit the Leverage Ratio to exceed 1.55:1 at any time for the period commencing on the Closing Date and at all times thereafter.

                          (g) Current Ratio. Permit the Current Ratio at any time during a period listed below to be less than the ratio set forth opposite such period below:

                 Period:                                              Ratio:
                 -------                                              ------

                 Closing Date - June 30, 1995                         1.70:1
                 July 1, 1995 and all times                           2.00:1
                    thereafter

                          (h) Net Cash Flow Coverage Ratio. Permit the Net Cash Flow Coverage Ratio as at the end of the 12-month period ended June 30, 1994 and as at the end of each 12-month period thereafter to be less than 1.10:1.

                          (i) Interest Coverage Ratio. Permit the Interest Coverage Ratio as at the end of the 12-month period ended September 30, 1994 and at all times thereafter to be less than 3.00:1.


                                  ARTICLE VII

                               EVENTS OF DEFAULT

                 SECTION 7.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

                          (a) Borrowers shall fail to pay any amounts due
(including principal and interest) hereunder, under the Notes or under any Loan Document when due (whether by maturity, acceleration or otherwise), provided that, any such failure of the Borrowers to pay interest under any Amended Revolving Credit Note or any of the Loan Documents, or any of the Total Costs due hereunder, shall not constitute an Event of Default hereunder unless such failure is not cured by the Borrowers within five (5) days after notice thereof from the Agent to the Borrowers;

                          (b) Any default or event of default shall have
occurred under the Line of Credit or Term Loan or under any documents executed or delivered in connection therewith;

                          (c) Any representation, warranty or opinion made or
given in this Agreement or in any certificate, opinion, financial or other statement delivered pursuant to or in connection with this Agreement or by Borrowers in any Loan Document shall prove to have been untrue, false or misleading in any material respect on or as of (as the case may be) the date as of which made;

                          (d) Borrowers shall fail in the observance or
performance of any of the covenants and agreements contained in ARTICLE VI of this Agreement;

                          (e) Borrowers shall fail in the observance or
performance of any other covenant or agreement contained in this Agreement, or Borrowers or any of their respective Subsidiaries shall fail in the observance or performance of any covenant or agreement contained in any of the Collateral Security Documents or Loan Documents and the continuance of the same for 30 days after receipt by Borrowers of notice of such default from any Bank;

                          (f) The occurrence of any event or circumstance, and
continuation thereof unremedied for any applicable grace period, under any agreement, guaranty or evidence of Debt relating to any obligation of the Borrowers or any of their respective Subsidiaries for borrowed money, other than the Debt evidenced by the Senior Facilities, which would give the holder thereof or any other Person the right to declare such obligation due and payable, assuming that any required notice had been given at the time of such occurrence and, with respect to a default in the payment of principal or interest on such Debt, which Debt has an outstanding principal amount in excess of $500,000 in the aggregate for the Borrowers and their respective Subsidiaries;

                          (g) The entry of a decree or order for relief by a
court having jurisdiction in the premises in respect of any Borrower or any of their respective Subsidiaries in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of any of the Borrowers or any of their respective Subsidiaries, or for any substantial part of any of their property, or ordering the winding-up or liquidation of any of their affairs and the continuance of any such decree or order unstayed and in effect for a period of 30 consecutive days;

                          (h) The commencement by any Borrower or any of their
respective Subsidiaries of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar laws, or the consent by any of them to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrowers or any of their respective

Subsidiaries, or for any substantial part of any of their property, or the making by any of them of any assignment for the benefit of creditors, or the failure of any Borrower or any of their respective Subsidiaries generally to pay their debts as such debts become due, or the taking of corporate or other action by any Borrower or any of their respective Subsidiaries in furtherance of any of the foregoing;

                          (i) The entry of any judgments against any Borrower
or any of their respective Subsidiaries aggregating more than $500,000 or any attachments or other levy against the property of any Borrower or any of their respective Subsidiaries with respect to claims aggregating in excess of $500,000, if the same remain unpaid, unappealed, undischarged, unbonded, unstayed or undismissed, for a period of 30 days;

                          (j) This Agreement, the Notes or any Loan Document
shall, at any time after their respective execution and delivery and for any reason, cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by any Borrower or any of their respective Subsidiaries or any Borrower or any of their respective Subsidiaries shall deny that they have any or further liability or obligation under this Agreement, the Notes or any Loan Document; and

                          (k) Any material adverse change in the condition,
affairs or operations (financial or otherwise) of any Borrower or any of their respective Consolidated Subsidiaries, or the value of the Collateral, determined in the sole good faith discretion of Required Banks;

then, in the case of any of the events specified in paragraphs (g) and (h), the Commitment shall be immediately terminated and each Amended Revolving Credit Note and all other amounts payable by Borrowers to the Banks and the Agent under this Agreement and the Notes shall be immediately due and payable without any action on the part of the Agent, any of the Banks, Borrowers or any other Person, and, in the case of any of the other events specified above, the Agent
(i) upon written notice to any Borrower, may immediately terminate the then unused portion of the Commitment and/or declare the Notes to be immediately due and payable, whereupon the Commitment shall be immediately terminated and/or the unpaid principal balance of the Notes, together with accrued interest thereon, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and (ii) shall have the right to first set off without demand or notice upon any and all accounts of any Borrower at the Agent to the extent necessary to cure said event of default before exercising any other remedy under this
ARTICLE VII or ARTICLE VIII, provided, however, that the Agent shall give the Borrowers notice after any exercise of such right of setoff.

                 SECTION 7.02. Setoff. This Agreement shall not limit any rights which the Agent or any of the Banks have by law to set off and apply deposits held by the Agent or any of the Banks at any of their respective offices to or for the credit or the account of any Borrower against any and all of the obligations of the Borrowers then due and payable under the Senior Facilities, including this Agreement, the Notes, any Collateral Security Document or any other Loan Document.


                                  ARTICLE VIII

                             REMEDIES AFTER DEFAULT

                 SECTION 8.01. Remedies. Upon maturity of the Notes, whether by acceleration or otherwise, unless Borrowers shall have paid in full all amounts due thereunder and under this Agreement and the Collateral Security Documents, the Agent may, at its option, and in addition to any rights it may have at law, in equity or pursuant to any of the Collateral Security Documents:

                          (a) notify the mortgagors, obligors, lessees or other
parties interested in the Collateral of their respective interests therein and of any action proposed to be taken with respect thereto, and inform any such parties that all payments otherwise payable to Borrowers with respect thereto shall thereafter be made to the Agent:

                          (b) receive and retain all payments and all other
distributions of any kind upon any and all of the Collateral;

                          (c) exercise any rights of consent pertaining to any
item of Collateral to the same extent as if the Agent were the owner thereof, or cause any item of the Collateral to be transferred to its own name and have such transfer recorded in any place or places deemed appropriate by the Agent; provided, however, that the Agent agrees that if it takes title to the Collateral, it shall proceed in a commercially reasonable manner to realize on such Collateral and apply the proceeds of the sale of the Collateral in the same manner provided in this ARTICLE VIII;

                          (d) take such action with respect to the foreclosure,
sale, assignment and delivery of the whole of, or from time to time any part of, the Collateral, including, without limitation, sell, assign and deliver the whole of, or from time to time any part of, the Collateral at any broker's board or at any private sale, or at public auction, after advertisement of the time and place of sale, for cash, for credit or for other property, for immediate or future delivery, and for such price or prices as the Agent shall each determine, and the Agent may bid for and purchase the whole or any part of the Collateral so sold free from any right or equity of redemption; adjourn any such sale or cause the same to be adjourned from time to time to a subsequent time and place announced at the time and place fixed for the sale; carry out any agreement to sell any item or items of Collateral in accordance with the terms of such agreement, notwithstanding the fact that after the Agent shall have entered into such an agreement, the Notes and other indebtedness due under this Agreement may have been paid in full, unless the Agent is able to terminate or cancel such Agreement to its satisfaction without any liability to any Person; and

                          (e) in addition to, and not by way of limitation of,
any of the rights specified above, exercise any and all rights and remedies afforded to it, as a secured party (and as Agent for the Banks hereunder) in possession of Collateral or otherwise, under any and all applicable provisions of law.

                 SECTION 8.02. No Liability. Neither the Agent nor any Bank nor any of its respective officers, directors, shareholders, employees, counsel and agents shall incur any liability as a result of the sale of the Collateral, or any part thereof, in accordance with applicable law and the provisions of this Agreement or any Collateral Security Document, for the failure to sell or offer for sale the Collateral, or any part thereof, for any reason whatsoever. Borrowers waive any claims against the Agent, any Bank and any of its respective officers, directors, shareholders, employees, counsel and agents arising with respect to the price at which the Collateral, or any part thereof, may have been sold by reason of the fact that such price was less than the aggregate amount of the indebtedness due under the Notes, this Agreement and the Loan Documents.

                 SECTION 8.03. Application of Proceeds. (a) Subject to SECTION 10.02, the Agent shall apply the proceeds received from any sale or other disposition of the Collateral or from any other source, together with any other monies at the time held by the Agent under the provisions of this Agreement or any Collateral Security Document, after deducting all costs and expenses incurred by the Agent and each Bank in connection with such collection and sale (including, without limitation, reasonable counsel fees, brokers' fees and expenses), as follows and in the following order:

                                  (i) to the payment of any fees, disbursements
         and other amounts then due and owing to the Agent and the Banks hereunder or under any of the Loan Documents;

                                  (ii) to payment in full of the amounts due
         under the Notes, this Agreement and the Collateral Security Documents, first, to payment of interest due on the Notes and second, to repayment of the outstanding principal amount of the Notes; and

                                  (iii) the remainder, if any, shall be paid to
         Borrowers, as their interests may appear, or Borrowers' designee.

                          (b) If the amount of all proceeds received in
liquidation of the Collateral which shall be applied to payment of the indebtedness due in respect of this Agreement, the Notes and the Collateral Security Documents shall be insufficient to pay all such indebtedness or obligations in full, Borrowers acknowledge that they shall remain jointly and severally liable for any deficiency, together with interest thereon and costs of collection thereof (including counsel fees and legal expenses).

                 SECTION 8.04. Attorneys-in-Fact. Borrowers hereby jointly and severally make, constitute and appoint the Agent, and its respective agents and designees, the true and lawful agent and attorney-in-fact of each Borrower, with full power of substitution, to take any or all of the following actions upon the occurrence of an Event of Default: (i) to receive, open and dispose of all mail addressed to any Borrower relating to the Collateral, (ii) to notify and direct the United States Post Office authorities by notice given in the name of any Borrower and signed on its behalf, to change the address for delivery of all mail addressed to such Borrower relating to the Collateral to an address to be designated by the Agent, and to cause such mail to be delivered to such designated address where the Agent may open all such mail and remove therefrom any notes, checks, acceptances, drafts, money orders or other instruments in payment of the Collateral in which the Banks have a security interest hereunder and any documents relative thereto, with full power to endorse the name of any Borrower upon any such notes, checks, acceptances, drafts, money orders or other form of payment or on Collateral or security of any kind and to effect the deposit and collection thereof, and the Agent shall have the further right and power to endorse the name of each Borrower on any documents otherwise relating to such Collateral, and (iii) to do any and all other things necessary or proper to carry out the intent of this Agreement and to perfect and protect the liens and rights of the Banks created under this Agreement, including, without limitation, to claim, bring suit, settle or adjust any insurance proceeds claims relating to the Collateral. After taking any of the aforesaid actions, the Agent shall provide the Borrowers with notice thereof. For purposes of this Section 8.04, Borrowers agree that neither the Agent nor any of its respective officers, directors, shareholders, employees, counsel, agents, designees or attorneys-in-fact will be liable for any acts of commission or omission, or for any error of judgment or mistake of fact or law, except for any acts of gross negligence or willful misconduct. The powers granted hereunder are coupled with an interest and shall be irrevocable during the term hereof.


                                   ARTICLE IX

                                   THE AGENT

                 SECTION 9.01. Appointment. Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes Chase to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this Agreement shall include reference to its Affiliates and its own and its Affiliates' officers, directors, employees and agents): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents and shall not by reason of this Agreement or any other Loan Document be a trustee for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Notes or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by the Borrowers or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct; and (e) shall not, in its capacity as Agent, be responsible to the Borrowers or the Banks for any funding or other obligations of a Bank hereunder nor for (i) determining whether or not any of the transactions contemplated hereby qualifies as a highly leveraged transaction ("HLT") as defined by any bank regulatory authority, (ii) notifying the Banks regarding the HLT status of any transaction contemplated hereby or of any change in that status or (iii) the correctness of any determination as to HLT status. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact, so long as the Agent was not grossly negligent in selecting such agents or attorneys-in-fact.

                 SECTION 9.02. Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Banks or, if provided herein, in accordance with the instructions given by all of the Banks as is required in such circumstance, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

                 SECTION 9.03. Defaults. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default (other than the non-payment of principal of or interest on the Loans, the Term Loan, the Chase Line of Credit and the Revolving Credit Commitment Fee) unless the Agent has received notice from a Bank or a Borrower specifying such Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such non-payment). The Agent shall (subject to Section 9.07 hereof) take such action with respect to such Default as shall be directed by the Required Banks or, if provided herein, all of the Banks, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Banks except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Banks or all of the Banks.

                 SECTION 9.04. Rights as a Bank. With respect to its Commitments and the Loans, the Term Loan and Lines of Credit made by it, Chase (and any successor acting as Agent) in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. Chase (and any successor acting as Agent) and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Borrowers (and any of their Subsidiaries or Affiliates) as if it were not acting as the Agent, and Chase and its affiliates may accept fees and other consideration from the Borrowers for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

                 SECTION 9.05. Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed under Section 6.01(i) hereof, but without limiting the obligations of the Borrowers under said Section 6.01(i)) ratably in accordance with the aggregate principal amount of the Loans held by the Banks, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent (including by any Bank) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement, the Notes or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that the Borrowers are obligated to pay under Section 11.04 hereof), or the enforcement of any of the terms hereof or thereof or of any such other documents; provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

                 SECTION 9.06. Non-Reliance on Agent and Other Banks. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of each Borrower and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrowers of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrowers or any of its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of any Borrower or any of their Subsidiaries (or any of their Affiliates) that may come into the possession of the Agent or any of its Affiliates.

                 SECTION 9.07. Failure to Act. Except for action expressly required of the Agent hereunder and under the other Loan Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Banks of their indemnification obligations under Section 9.05 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

                 SECTION 9.08. Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Banks and the Borrowers, and the Agent may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or the Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, that shall be a bank which has an office in New York, New York with a combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.


                                   ARTICLE X

                  RELATIONS AMONG THE BANKS AND THE BORROWERS

                 SECTION 10.01. Obligations and Rights of Banks. The failure of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank. The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement, and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose, subject to the provisions of Article IX.

                 SECTION 10.02. Pro Rata Treatment. Except to the extent otherwise provided herein, (a) each borrowing under SECTION 2.02 shall be made from the Banks pro rata in accordance with their respective Commitments, (b) each payment of principal, including any prepayments pursuant to SECTIONS 2.05 and 2.06, shall be made pro rata in accordance with the respective amounts thereof then outstanding, (c) each payment of interest on Loans, commitment fees or Total Costs shall be made for the account of the Banks pro rata in accordance with their respective amounts thereof then due and payable, and (d) each reduction in the Commitments shall be made pro rata in accordance with the Banks' respective Commitments.

                 SECTION 10.03. Sharing of Recoveries. Each Bank agrees that, if, as a result of (a) the exercise of any right of counterclaim, setoff, banker's lien or similar right, (b) its receipt of a secured claim under any applicable bankruptcy, insolvency or other similar law, (c) the allocation of payments by the Borrowers in a manner contrary to the provisions hereunder or
(d) any other reason, such Bank receives payment of a proportion of the aggregate amount due and payable to it hereunder and under its Amended Revolving Credit Note as principal, interest or commitment fees that is greater than the proportion received by any other Bank in respect of the aggregate of such amounts due and payable, proratably, to such other Bank hereunder and under its Amended Revolving Credit Note, then the Bank receiving such proportionately greater payment shall purchase participations (which it shall be deemed to have done simultaneously upon the receipt of such payment) in the rights of the other Bank hereunder and under its Amended Revolving Credit Note so that all such recoveries with respect to such amounts due and payable hereunder and under all the Notes held by the Banks shall be pro rata; provided that if all or part of such proportionately greater payment received by the purchasing Bank is thereafter recovered by or on behalf of any Borrower from such Bank, such purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such Bank to the extent of such recovery, but without interest (unless the purchasing Bank is required to pay interest on the amount recovered to the Person recovering such amount, in which case the selling Bank shall be required to pay interest at a like rate); provided further that nothing in this
SECTION 10.03 shall impair the right of any Bank to exercise any right of setoff or counterclaim it may have and to apply the amount subject to such exercise to the payment of Debt of any Borrower and their respective Subsidiaries. The Borrowers expressly consent to the foregoing arrangements and agree that any holder of a participation in any rights hereunder so purchased or acquired pursuant to this SECTION 10.03 shall, with respect to such participation, be entitled to all of the rights of a Bank hereunder and may exercise any and all rights of setoff with respect to such participation as fully as if the Borrowers were directly indebted to the holder of such participation for Loans in the amount of such participation.


                                   ARTICLE XI

                                 MISCELLANEOUS

                 SECTION 11.01. Amendments, Waivers, Etc. Except as otherwise provided herein, the Agent may, with the prior consent of the Required Banks (but not otherwise), consent to any amendment, modification, supplement or waiver under this Agreement or any of the Loan Documents, provided that, without the prior written consent of each Bank, the Agent shall not (except as provided herein) increase the amount of any Bank's Commitment, extend the Termination Date, reduce the Interest Rate, release any Collateral or otherwise terminate any Lien under any Loan Document providing for collateral security, or agree to additional obligations being secured by such collateral security (unless the Lien for such additional obligations shall be junior to the Lien in favor of the other obligations secured by such Loan Documents), except that no such consent shall be required, and the Agent is hereby authorized, to release any Lien covering property which is the subject of a disposition of property permitted hereunder or to which the Required Banks have consented. Subject to the foregoing, no such amendment, modification, supplement or waiver shall in any event be effective unless the same shall be in writing and signed by the Required Banks or each Bank, as the case may be, and each Borrower, or the chief financial officer of Johnston or of any

Consolidated Subsidiary of Johnston, and then such amendment, modification, supplement, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                 SECTION 11.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed, telecopied, telegraphed or hand-delivered as follows:

          If to the Borrowers:              Johnston Industries, Inc.
                                            105 Thirteenth Street
                                            Columbus, Georgia 31901
                                            Attention: John W. Johnson
                                            Telecopier: (706) 641-3159

                                            Southern Phenix Textiles, Inc.
                                            Broad Street Extension
                                            P.O. Box 1108
                                            Phenix City, Alabama 36867
                                            Attention: Larry L. Galbraith
                                            Telecopier: (205) 297-4753

                                            Opp and Micolas Mills, Inc.
                                            111 West 40th Street
                                            21st Floor
                                            New York, New York 10018
                                            Attention: Roger Gilmartin
                                            Telecopier: (212) 768-3764

          If to the Banks or the Agent,
            to the Agent at
            its Lending
            Office:                         The Chase Manhattan Bank, N.A.
                                            1411 Broadway - 5th Floor
                                            New York, New York 10018
                                            Attention: Jo Zalon Meer
                                            Telecopier: (212) 768-9514/15

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effective when received.

                 SECTION 11.03. No Waiver, Remedies. No failure on the part of any Bank to exercise, and no delay in exercising, any right hereunder or under any Amended Revolving Credit Note or any of the Collateral Security Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder or under any Amended Revolving Credit Note or any of the Collateral Security Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                 SECTION 11.04. Costs, Expenses, Taxes, Investments. Borrowers jointly and severally agree to pay on demand all costs and expenses together with any taxes thereon incurred by the Agent and the Banks in connection with the preparation, execution and delivery of this Agreement, the Notes, or any of the Collateral Security Documents and any other documents to be delivered hereunder or thereunder, including, without limitation, all reasonable fees and expenses incurred with respect to valuation and accounting, and the reasonable fees and out-of-pocket expenses of counsel of and for the Agent and the Banks with respect thereto and with respect to advising the Agent and the Banks as to their rights and responsibilities under this Agreement and such other documents, and all costs and expenses, if any (including, without limitation, reasonable fees and out-of-pocket expenses of counsel of and for the Banks), in connection with the enforcement of this Agreement, the Notes, the Collateral Security Agreements and any other documents to be delivered hereunder or thereunder; in addition, Borrowers shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the Notes, the Collateral Security Agreements and any other documents to be delivered hereunder or thereunder and any fees due under SECTIONS 2.04 and 2.11 hereunder (all of the foregoing being referred to herein collectively as the "Total Costs") and agree to hold the Agent and the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes. The Agent and the Banks shall not be responsible for any costs or expenses of any kind whatsoever incurred by Borrowers and/or any Person on behalf of Borrowers in connection with the preparation of this Agreement, the Notes, the Collateral Security Agreements, or any other documents to be delivered hereunder or thereunder.

                 SECTION 11.05. Limitation on Interest. No provision of this Agreement or the Notes shall require the payment or permit the collection of interest in excess of the maximum rate permitted by applicable law.

                 SECTION 11.06. Severability. Every provision of this Agreement is intended to be severable, and if any term or provision hereof shall be invalid, illegal, or unenforceable for any reason, the validity, legality, and enforceability of the remaining provisions hereof shall not be affected or impaired thereby, and any invalidity, illegality, or unenforceability in any jurisdiction shall not affect the validity, legality, or enforceability of any such term or provision in any other jurisdiction.

                 SECTION 11.07. Binding Effect; Governing Law; Consent to Jurisdiction; Waiver of Jury Trial; Construction. This Agreement shall become effective when it shall have been executed and delivered by each Borrower, the Agent and each Bank and thereafter shall be binding upon and inure to the benefit of each Borrower, the Agent each Bank and their respective successors and assigns. This Agreement, the Notes and the Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the principles of conflicts of laws, except only to the extent that the validity or perfection of the security interest hereunder, in respect of any particular Collateral, are governed by the laws of a jurisdiction other than the State of New York.

                 Borrowers hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the State of New York and the Federal District Court for the Southern District of New York. Borrowers agree that service of process may be effectuated hereunder by mailing a copy of the summons and complaint or other pleadings to Borrowers at their respective addresses set forth above.

                 Borrowers hereby irrevocably waive all rights to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

                 In this Agreement, the singular includes the plural, the plural, the singular, and the word "or" is used in the inclusive sense.

                 SECTION 11.08. Assignment. This Agreement may not be assigned, in whole or in part, by any Borrower without the prior written consent of each Bank. The Banks may at any time sell, assign, transfer, negotiate, grant participations in or otherwise dispose of their respective rights under this Agreement.

                 SECTION 11.09. Entire Agreement. This Agreement contains the entire understanding of and supersedes all prior agreements, written and verbal, among the Banks, the Agent and the Borrowers with respect to the subject matter hereof and shall not be modified except in writing executed by the parties hereto.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE LENDERS:

THE CHASE MANHATTAN BANK, N.A.

By: Jodi Starbecker
   ---------------------------
   Name: Jodi Starbecker
   Title: Vice President


COMERICA BANK                                   NATIONSBANK, N.A (CAROLINAS)
                                                (Formerly, NationsBank of
                                                North Carolina, N.A.)

By: Michael Krzystevrzyk
   ---------------------------
   Name: Michael Krzystevrzyk                   By: J. Lance Walton
   Title: Vice President                           ---------------------------
                                                   Name: J. Lance Walton
                                                   Title: Vice President

THE BORROWERS:
                                                THE AGENT:
JOHNSTON INDUSTRIES, INC.
                                                THE CHASE MANHATTAN BANK, N.A.

By: John W. Johnson
   ---------------------------
   Name: John W. Johnson                        By: Jodi Starbecker
   Title: Vice President                           ---------------------------
                                                   Name: Jodi Starbecker
                                                   Title: Vice President

OPP AND MICOLAS MILLS, INC.


By: John W. Johnson
   ---------------------------
   Name: John W. Johnson
   Title: Vice President



SOUTHERN PHENIX TEXTILES, INC.


By: John W. Johnson
   ---------------------------
   Name: John W. Johnson
   Title: Vice President